Exhibit 10.2

$25,000,000

CREDIT AGREEMENT

dated as of November 14, 2013,

among

NORCRAFT COMPANIES, L.P.,

as Borrower,

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

and

THE OTHER GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO

and

ROYAL BANK OF CANADA,

as Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent,

and

RBC CAPITAL MARKETS*

and

KEYBANK NATIONAL ASSOCIATION

as Joint Arrangers and Joint Bookrunners

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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SCHEDULES

Schedule 1	Revolving Commitment
Schedule 1.01(a)	Backstop LC
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 2.21	Accounts and Lockboxes
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.22	Location of Material Inventory
Schedule 4.01(g)	Local Counsel
Schedule 5.14	Post-Closing Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.08(i)	Existing Affiliate Transactions

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Joinder Agreement
Exhibit F	Form of Landlord Access Agreement
Exhibit G	Form of LC Request
Exhibit H	Form of Intercreditor Agreement
Exhibit I-1	Form of U.S. Mortgage
Exhibit I-2	Form of Canadian Mortgage
Exhibit J-1	Form of Revolving Note
Exhibit J-2	Form of Swingline Note
Exhibit K-1	Form of Perfection Certificate
Exhibit K-2	Form of Perfection Certificate Supplement
Exhibit L-1	Form of U.S. Security Agreement
Exhibit L-2	Form of Canadian Security Agreement
Exhibit M	Form of Intercompany Note
Exhibit N	Form of Non-Bank Certificate
Exhibit O	Form of Solvency Certificate
Exhibit P	Form of Borrowing Base Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender (in such capacity, “Swingline Lender”), as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties (as defined herein).

WITNESSETH:

WHEREAS Norcraft Companies, Inc. (“Pubco”), a Delaware corporation and newly formed parent entity of Norcraft Holdings, L.P. (“Holdings”), has completed an underwritten public offering of its Equity Interests pursuant to a registration statement filed with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Act (the “IPO”).

WHEREAS, Borrower has requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $25,000,000 (subject to Increase as provided in this Agreement).

WHEREAS, Borrower has requested Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5,000,000.

WHEREAS, Borrower has requested Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $10,000,000.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, Borrower shall enter into the Term Loan Credit Agreement pursuant to which Borrower shall have the ability to borrow the Term Loans in the aggregate principal amount of $150,000,000 the proceeds of which shall be used to, among other things, consummate the Refinancing.

NOW, THEREFORE, the Lenders are willing to extend such credit (excluding, for certainty, the Term Loans) to Borrower and Issuing Bank is willing to issue letters of credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Debtor” shall mean any person who may become obligated to another person under, with respect to, or on account of, an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, in which such Person now or hereafter has rights; provided, that, in the case of the Canadian Guarantor, “Accounts” shall include all “accounts” as such term is defined in the PPSA, in which such Person now or hereafter has rights.

“Activation Notice” shall have the meaning assigned to such term in Section 2.21.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum determined by Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) one (1) minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Adjustment Date” means the first day of each January, April, July and October.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth in Section 10.01, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.08, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean Administrative Agent and Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate, the Federal Funds Effective Rate or the Adjusted LIBOR Rate shall be effective on the effective date of such change in the Base Rate, the Federal Funds Effective Rate, or the Adjusted LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001). This definition also includes the following Canadian requirements: Part II.1 of the Criminal Code, the Proceeds of Crime and Terrorist Financing Act (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United National Al-Qaida and Taliban Regulations.

“Applicable Margin” shall mean for any day with respect to any Eurodollar Loan or any ABR Loan, the applicable margin per annum set forth below under the caption “Eurodollar Margin” and “ABR Margin,” respectively, based upon the Quarterly Average Availability Percentage as of the most recently ended fiscal quarter prior to an Adjustment Date:

Quarterly Average Availability Percentage	Eurodollar Margin	ABR Margin
Category 1 < 33 1/3%	2.25%	1.25%
Category 2 ≥ 33 1/3% < 66 2/3%	2.00%	1.00%
Category 3 ≥ 66 2/3%	1.75%	0.75%

(i) the Applicable Margin shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment Date, and shall remain in effect until adjusted thereafter on the next occurring Adjustment Date, (ii) each adjustment of the Applicable Margin shall be effective as of the Adjustment Date based on the Quarterly Average Availability Percentage for the immediately preceding fiscal quarter, (iii) the Applicable Margin from the Closing Date through and including the last day of March 2014 shall be the applicable percentage set forth in Category 2 above and thereafter shall be adjusted in accordance with the provisions hereof, (iv) in the event that the Borrower fails to provide any Borrowing Base Certificate required hereunder with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate was otherwise required, the Applicable Margin shall be deemed to be Category 1 above for all purposes until the date on which such required Borrowing Base Certificate is provided (at which point the Applicable Margin shall be determined as otherwise set forth in this definition) and (v) if a Specified Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Margin would otherwise be implemented, no such reduction shall be implemented until the date on which such Specified Event of Default shall no longer be continuing.

“Applicable Period” shall have the meaning set forth in the definition of “Commitment Fee.”

“Approved Currency” shall mean dollars and Canadian dollars.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by Administrative Agent, in substantially the form of Exhibit A, or any other form approved by Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Backstop LC” means the Letter of Credit set forth on Schedule 1.01(a) hereto.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest publicly announced by the Administrative Agent from time to time as its “Prime Rate”; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Accounts” shall have the meaning assigned to such term in Section 2.21(b).

“Bank Product Reserve” shall mean the aggregate amount of Reserves against the Borrowing Base established by the Administrative Agent, in its Permitted Discretion, as reasonably agreed to by the Borrower from time to time in respect of Designated Secured Bank Product Obligations.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bond” shall have the meaning assigned to such term in Section 9.01(b).

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Availability” shall mean at any time the Line Cap less the aggregate Revolving Exposure of all Lenders at such time.

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.20, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts of Borrower and Subsidiary Guarantors multiplied by the advance rate of 90%, plus

(b) the lesser of (i) the advance rate of 70% of the Cost of Eligible Inventory of Borrower and Subsidiary Guarantors, or (ii) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of Borrower and Subsidiary Guarantors, plus

(c) Qualified Cash, minus

(d) an availability Reserve equal to $4,000,000, minus

(e) any other Reserves established from time to time by Administrative Agent, in the exercise of its Permitted Discretion, upon five (5) Business Days’ prior written notice to Borrower.

Subject to the relevant terms and provisions set forth in this Agreement, including, without limitation, Section 10.02, Administrative Agent shall be entitled at all times to modify the advance rates and standards of eligibility under this Agreement, in each case in its Permitted Discretion.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to Administrative Agent with such adjustments to give effect to Reserves as Administrative Agent deems appropriate, in its Permitted Discretion, to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement; provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ prior notice to the Borrower (during which period the Administrative Agent shall be available to discuss any such proposed Reserve or change with the Borrower and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent); provided further that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent). The amount of any Reserve established by the Administrative Agent, and any change in the amount of any Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of Eligible Accounts, Eligible In-Transit Inventory, Eligible Inventory, Qualified Cash or any other Reserve then established.

“Borrowing Base Certificate” shall mean an Officer’s Certificate from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit P, delivered to Administrative Agent setting forth Borrower’s calculation of the Borrowing Base.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form as shall be approved by Administrative Agent.

“Buller Related Party” shall mean any family member of Mr. Mark Buller or any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which are Mr. Mark Buller and/or any members of his family.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Collateral” shall mean, collectively, all of the Canadian Security Agreement Collateral, the Canadian Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Canadian Security Document.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision” (as that term is defined in subsection 147.1(1) of the Income Tax Act (Canada)).

“Canadian dollars” or “Can$” shall mean the lawful money of Canada.

“Canadian Existing Notes Security Agreement” means the Canadian Second Lien Security Agreement, dated as of December 9, 2009, by and among Norcraft Canada and U.S. Bank National Association, as trustee and collateral agent for the benefit of the holders of the Existing Notes, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Canadian Guarantor” shall mean, as of the Closing Date, Norcraft Canada Corporation, and thereafter each additional Subsidiary (if any) organized under the laws of Canada or any province thereof designated by the Borrower as a Subsidiary Guarantor pursuant to Section 5.10(d), in each case as not otherwise released as a Subsidiary Guarantor under, and in accordance with, the Loan Documents.

“Canadian Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien in favor of Collateral Agent on a Canadian Mortgaged Property, which shall be substantially in the form of Exhibit I-2, subject to the terms of the Existing Intercreditor Agreement or the Intercreditor Agreement, as applicable, or other form reasonably satisfactory to Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, and as each such agreement may be amended, modified or supplemented from time to time.

“Canadian Mortgaged Property” shall mean (a) each owned Real Property identified as a Canadian Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated the Closing Date and (b) each owned Real Property, if any, which shall be subject to a Canadian Mortgage delivered after the Closing Date pursuant to Section 5.10(c).

“Canadian Pension Event” shall mean (a) failure to make required contributions in a timely manner to any Canadian Pension Plan in accordance with its terms and applicable laws; (b) termination in whole or in part of any Canadian Defined Benefit Plan; (c) commencement of proceedings by the applicable pension regulator to terminate in whole or in part any Canadian Defined Benefit Plan; (d) withdrawal by any Company or Subsidiary from a “multi-unit pension plan”, as such term is defined in the Pension Benefits Act (Manitoba) or any similar plan under pension standards legislation in another jurisdiction in Canada; (e) the occurrence of an event which constitutes grounds under applicable pension standards legislation for the applicable pension regulator to remove the administrator of any Canadian Pension Plan; or (f) the revocation of the registration under the ITA of any Canadian Pension Plan.

“Canadian Pension Plan” means a “registered pension plan”, as that term is defined in subsection 248(1) of the Income Tax Act (Canada) and which is sponsored, maintained or contributed to by any Loan Party or any of its Subsidiaries.

“Canadian Security Agreement” shall mean a Canadian Security Agreement substantially in the form of Exhibit L-2 among the Canadian Guarantors and Collateral Agent for the benefit of the Secured Parties, as may be amended, supplemented or modified from time to time.

“Canadian Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Canadian Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Canadian Security Documents” shall mean the Canadian Security Agreement, the Perfection Certificate, the Canadian Mortgages and each other security document or pledge agreement delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all PPSA financing statements or instruments of perfection required by this Agreement, the Canadian Security Agreement, any Canadian Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Canadian Security Agreement or any Canadian Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Lease Obligations) by Holdings and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and its Subsidiaries, including (for the avoidance of doubt) expenditures in respect of additions to display cabinets.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Dominion Period” means (a) upon the occurrence of a Specified Event of Default, the period that such Specified Event of Default shall be continuing or (b) each period beginning on the date that Borrowing Availability is less than $6,500,000 for five (5) consecutive Business Days and ending on the date that Borrowing Availability shall have been greater than or equal to $6,500,000 for 30 consecutive calendar days.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Management System” shall have the meaning assigned to such term in Section 2.21.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a “Change of Control” (or substantially similar term) occurs under, and as defined in, the Term Loan Documents;

(b) persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of Holdings beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders; unless in the case of this clause (b) the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings;

(c) the Borrower ceases to be a direct Wholly Owned Subsidiary of Intermediate Holdings (or any successor of Intermediate Holdings that (x) becomes the direct parent of the Borrower and (y) has expressly assumed (and is in compliance with) all the obligations of Intermediate Holdings under this Agreement pursuant to a supplement hereto in form reasonably satisfactory to the Administrative Agent), excluding for purposes of determining that the Borrower is wholly owned, any non-economic interests held by the General Partner of the Borrower; or

(d) Intermediate Holdings ceases to be a direct Wholly Owned Subsidiary of Holdings (or any successor of Holdings that becomes the direct parent of the Intermediate Holdings), excluding for purposes of determining that Intermediate Holdings is wholly owned, any non-economic interests held by the General Partner of Intermediate Holdings.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC, in which any person now or hereafter has rights.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the date on which the conditions set forth in Article IV of this Agreement are satisfied and the agreement becomes effective pursuant to the provisions of Section 10.06.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean, collectively, all of the U.S. Collateral and the Canadian Collateral.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collection Account” shall have the meaning assigned to such term in Section 2.21(c).

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrower or any of its Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment.

“Commitment Fee” shall mean, for any day, the applicable percentage set forth below under the caption “Commitment Fee Percentage” based upon the Quarterly Average Unused Revolving Facility Balance as of the most recently ended fiscal quarter prior to an Adjustment Date:

Quarterly Average Unused Revolving Facility Balance	Commitment Fee Percentage
Category 1 > 66 2/3% of the Total Commitments	0.50% per annum
Category 2 ≤ 66 2/3% and > 33 1/3% of the Total Commitments	0.375% per annum
Category 3 ≤ 33 1/3% of the Total Commitments	0.25% per annum

(i) the Commitment Fee shall be adjusted quarterly in accordance with the table above on each Adjustment Date for the period beginning on such Adjustment, and shall remain in effect until adjusted thereafter on the next occurring Adjustment Date, (ii) each adjustment of the Commitment Fee shall be effective as of the Adjustment Date based on the Quarterly Average Unused Revolving Facility Balance for the immediately preceding fiscal quarter, (iii) the Commitment Fee Percentage from the Closing Date through and including the last day of March 2014 shall be the applicable percentage set forth in Category 1 above and thereafter shall be adjusted in accordance with the provisions hereof, (iv) in the event that the Borrower fails to provide any Borrowing Base Certificate required hereunder with respect thereto for any period on the date required hereunder, effective as of the date on which such Borrowing Base Certificate was otherwise required, the “Commitment Fee Percentage” shall be deemed to be Category 1 above for all purposes until the date on which such required Borrowing Base Certificate is provided (at which point the “Commitment Fee Percentage” shall be determined as otherwise set forth in this definition) and (v) if a Specified Event of Default shall have occurred and be continuing at the time any reduction in the “Commitment Fee Percentage” would otherwise be implemented, no such reduction shall be implemented until the date on which such Specified Event of Default shall no longer be continuing.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning assigned to such term in Section 10.01(b).

“Companies” shall mean Intermediate Holdings and its Subsidiaries; and “Company” shall mean any one of them.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees or costs for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean for any period, the Consolidated Net Income for such period:

(a) increased by, without duplication and, except with respect to clauses (x) and (xi) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period

(i) provision for taxes based on income or profits or capital, plus franchise or similar taxes and foreign withholding taxes, and any penalties and interest related to such taxes of such Person for such period (including, for the avoidance of doubt, Permitted Tax Distributions), plus

(ii) (A) total interest expense of such Person for such period and, to the extent not reflected in such total interest expense, any expense or loss on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (B) bank fees and costs of surety bonds, in each case under this clause (B), in connection with financing activities and, in each case under clauses (A) and (B), plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(iv) any expenses or charges related to any issuance of Equity Interests, Investment, acquisition (including earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and adjustments thereof and purchase price adjustments), disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, including such fees, expenses or charges related to the Transactions, plus

(v) the amount of any restructuring charge or reserve, including any one-time costs incurred in connection with Permitted Acquisitions after the Closing Date, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses and one-time compensation charges; provided that the aggregate amount of such charges, costs and expenses (other than in connection with a Permitted Acquisition) added to Consolidated EBITDA pursuant to this clause (v) shall not exceed 20% of Consolidated EBITDA (prior to giving effect to this clause (v)) for such Test Period; plus

(vi) [Reserved], plus

(vii) any other non-cash charges including any write offs or write downs reducing such Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(viii) the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary, plus

(ix) the amount of management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and related indemnities and expenses paid or accrued in such period under any Management and Monitoring Agreement or other arrangement or otherwise in connection with management, monitoring, consulting, transaction and advisory services provided by the Permitted Holders (or other Persons with a similar interest) to such Person and its Subsidiaries (including with respect to any transaction fee payable in connection with the Transactions) or otherwise to the Sponsors to the extent permitted under Section 6.08, plus

(x) (i) cost savings, operating expense reductions and synergies related to the Transactions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions and (ii) cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives and actions that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after a merger or other business combination, acquisition or divestiture is consummated or any other restructuring, cost savings initiative or other initiative or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that no cost savings, operating expense reductions and synergies shall be added back pursuant to this clause (x) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that the aggregate amount of all items added back pursuant to this clause (x) for any Test Period, when added to the aggregate amount of add backs made pursuant to Section 1.06(d) shall not exceed 20% of Consolidated EBITDA (prior to giving effect to this clause (x) or Section 1.06(d)) for such Test Period, plus

(xi) actual cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA in any period and not included in Consolidated Net Income to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(xii) any costs or expenses incurred by the Borrower or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Capital Stock), plus

(xiii) any net loss from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of);

(b) decreased by (without duplication and to the extent included in arriving at such Consolidated Net Income):

(i) the aggregate amount of all non-cash income or gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated Net Income and were not added back to Consolidated EBITDA in any prior period pursuant to clause (a)(vii) above, plus

(ii) the amount of any non-controlling or minority interest income consisting of Subsidiary losses attributable non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary, plus

(iii) any net income from disposed, abandoned or discontinued operations (excluding held-for-sale discontinued operations until actually disposed of), plus

(iv) gains on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.06(d).

“Consolidated Net Cash Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, determined in accordance with GAAP, (a) total interest expense paid or payable in cash in such period (including that attributable to obligations with respect to capitalized leases in accordance with GAAP in effect on the Closing Date but excluding any imputed interest as a result of acquisition accounting) of the Borrower and its Subsidiaries on a consolidated basis and all commissions, discounts and other fees and charges owed with respect to Indebtedness of the Borrower and its Subsidiaries, but excluding (i) any non-cash interest or deferred financing costs, (ii) any amortization or write-down of deferred financing fees, debt issuance costs, discounted liabilities, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) penalties and interest related to Taxes minus (b) interest income of the Borrower and its Subsidiaries actually received in cash during such period. For purposes of the foregoing, interest expense of the Borrower and its Subsidiaries shall be determined after giving effect to any net payments made or received by such Persons with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(a) any net after-tax extraordinary, non-recurring or unusual gains or losses (including gains or losses and all fees and expenses relating thereto) or expenses, and Transaction Expenses, shall be excluded,

(b) the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,

(c) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Subsidiaries) in such Person’s consolidated financial statements required or permitted by GAAP pursuant to FASB Accounting Standards Codification 805 (including in the inventory, property and equipment, fair value of leased property, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent, contingent considerations and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(d) any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(e) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(f) the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the referent Person thereof in respect of such period,

(g) (i) any net unrealized gain or loss (after any offset) resulting in such period from obligations in respect of Hedging Agreements and the application of Financial Accounting Standards Board Accounting Standards Codification 815 (Derivatives and Hedging), (ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including the net loss or gain (A) resulting from Hedging Agreements for currency exchange risk and (B) resulting from intercompany Indebtedness) and all other foreign currency translation gains or losses to the extent such gain or losses are non-cash items, (iii) any net after-tax income (loss) for such period attributable to the early extinguishment or conversion of (A) Indebtedness, (B) obligations under any Hedging Agreements or (C) other derivative instruments, shall be excluded, (iv) any non-cash adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation and (v) earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments;

(h) any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(j) to the extent covered by insurance or indemnity and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(k) any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management of the Borrower or any of its Subsidiaries in connection with the Transaction, shall be excluded, and

(l) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.06).

“Consolidated Total Net Indebtedness” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization accounting or acquisition accounting in connection with any acquisition constituting an Investment permitted under this Agreement) consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, that would be included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall have the respective meanings assigned to such term in the relevant Security Agreement, as the context requires.

“Control Investment Affiliate” shall mean as to any person, any other person (a) which directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings, Intermediate Holdings, Pubco, Borrower or other portfolio companies or (b) as to which such person has the right to exercise the rights in all of the Voting Stock held by such other person, directly or indirectly, in Borrower.

“Cost” shall mean, as determined by Administrative Agent in good faith, with respect to Inventory, the lower of (a) landed cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate (other than a portfolio company of the Sponsor in connection with a bona fide arms’-length transaction) on the sale thereof to Borrower or any other Loan Party or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by Administrative Agent in its Permitted Discretion.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by an Issuing Bank.

“Customs Broker Agreement” means an agreement among a Loan Party, a customs broker or other carrier, and Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory or other property as bailee for the benefit of Collateral Agent, waives or subordinates any Lien which it may have over such documents and Inventory, and agrees, upon notice from Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of a Specified Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by Collateral Agent, all in form and substance reasonably satisfactory to Collateral Agent.

“Deed of Hypothec” shall have the meaning assigned to such term in Section 9.01(b).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as determined by Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans or Protective Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified Administrative Agent, Issuing Bank, Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, Swingline Loans and Protective, (d) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or (e) in the case of a Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person); provided, that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interests in that Lender (or any direct or indirect parent company thereof) by any Governmental Authority or (B) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the law of the country where such Lender is subject to home jurisdiction supervision (if such law requires that such appointment not be publicly disclosed and such action does not (x) result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority ) to reject, repudiate, disavow or disaffirm any of its contracts or agreements with any Person or (y) materially adversely affect the ability of such Lender to perform its obligations hereunder). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Deposit Accounts” shall have the respective meanings assigned to such term in the relevant Security Agreement, as the context requires.

“Designated Secured Bank Product Obligations” shall mean Secured Bank Product Obligations that are designated by the Borrower on not less than five (5) Business Days prior written notice to the Administrative Agent as being payable under clause “seventh” of Section 8.02.

“Dilution” means, without duplication, with respect to any period, a percentage based upon the experience of the immediately prior twelve (12) month period that is the result of dividing the aggregate dollar amount of (a) all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are recorded to reduce the Loan Parties’ Accounts in a manner consistent with current and historical accounting practices of the Loan Parties, by (b) the Loan Parties’ total gross sales during such period.

“Dilution Reserve” means, as of any date of determination, a Reserve established by the Administrative Agent in an amount up to, in the Administrative Agent’s Permitted Discretion, the result of (a) the percentage by which Dilution is greater than 5%, times (b) the amount of Eligible Accounts as set forth on the most recent Borrowing Base Certificate received by Agent. If the Dilution does not exceed 5%, the Dilution Reserve shall be zero dollars ($0).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments, in whole or in part), (c) provides for the scheduled payments of dividends or other distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Revolving Maturity Date at the time of issuance of such Equity Interests; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of Holdings (or any direct or indirect parent thereof), the Borrower or the Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Capital Stock solely because they may be permitted to be repurchased by Holdings, the Borrower or the Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Disqualified Institutions” means (i) any competitors of the Borrower and its Subsidiaries and Affiliates, (ii) Affiliates of such competitors (other than their financial investors and affiliated bona fide diversified debt funds that are not operating companies or affiliates of operating companies), and (iii) other Persons; in each case, that have been specified in writing by the Borrower to the Arrangers prior to the Closing Date (such list, the “Disqualified Institutions List”); provided, that, until the disclosure of the identity of a Disqualified Institution or Affiliate of a Disqualified Institution to the Lenders generally by the Administrative Agent (subject to the written consent of the Borrower in advance of any such disclosure), such Person shall not constitute a Disqualified Institution or an Affiliate of a Disqualified Institution for purposes of a sale of a participation in a Loan (as opposed to an assignment of a Loan) by a Lender.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.20(a).

“Eligible Assignee” shall mean any person to whom it is permitted to assign Loans and Commitments pursuant to Section 10.04(b); provided that “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Eligible In-Transit Inventory” means, as of any date of determination, without duplication of other Eligible Inventory, Inventory (a) which has been shipped from any location for receipt by a Loan Party within forty-five (45) days of the date of determination but which has not yet been received by a Loan Party, (b) for which the purchase order is in the name of a Loan Party and title has passed to a Loan Party, (c) for which the document of title reflects a Loan Party as consignee (along with delivery to a Loan Party of the documents of title, to the extent applicable, with respect thereto) or as to which Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (such as by the delivery of a Customs Broker Agreement if the documents of title are negotiable), and (d) which otherwise is not excluded from the definition of Eligible Inventory (except as set forth therein). Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by a Loan Party by virtue of such Inventory’s being in transit between the Loan Parties’ locations or in storage trailers at the Loan Parties’ locations; rather such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

“Eligible Inventory” shall have the meaning assigned to such term in Section 2.20(b).

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equipment” shall have the respective meanings assigned to such term in the relevant Security Agreement, as the context requires.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date and including any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which would reasonably be expected to result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Deposit Account” means, on any date of determination, (i) any Deposit Account for which all or substantially all of the funds on deposit are used solely to fund payroll, 401(k) and other retirement plans and employee benefits or health care benefits, (ii) any Deposit Account that is a zero balance account, (iii) any Deposit Account that is a withholding and payroll tax, escrow, customs or other fiduciary account and (iv) (A) Deposit Accounts that have had a collective average daily balance for the preceding period of one month of no greater than $500,000 in the aggregate for all such Deposit Accounts excluded under this sub-clause (A) and (B) any individual Deposit Account that has had an average daily balance for the preceding period of one month of no greater than $50,000.

“Excluded Equity Interest” shall have the respective meanings assigned to such term in the relevant Security Agreement, as the context requires.

“Excluded Hedging Obligation” means, with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Property” shall have the meaning assigned to such term in the relevant Security Agreement, as the context requires.

“Excluded Subsidiary” shall mean any Subsidiary formed or acquired after the Closing Date (i) which is a direct or indirect Foreign Subsidiary, (ii) which is a direct or indirect Domestic Subsidiary and substantially all of whose assets consists (directly or indirectly through disregarded entities) of the capital stock of Foreign Subsidiaries, (iii) which is a direct or indirect Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (iv) which is a Captive Insurance Subsidiary, (v) which is a not-for-profit Subsidiary, (vi) which is a special purpose entity, (vii) which is an Immaterial Subsidiary, (viii) which is prohibited or restricted from providing a Guarantee by applicable law or by any restriction in any contract existing at the time such Subsidiary becomes a Subsidiary (including any requirement to obtain Governmental Authority or third party consent), (ix) with respect to which a Guarantee from such Subsidiary would result in material adverse tax consequences to the Borrower, any direct or indirect parent company of the Borrower, or any of the Borrower’s Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent or (x) with respect to which the burden or cost of obtaining a Guarantee from such Subsidiary outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Taxes” shall mean, with respect to any Recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income or profits, branch profits taxes and franchise taxes imposed on it (in lieu of net income taxes), however denominated, in each case (i) imposed by a jurisdiction as a result of the Recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than in the case of an assignee pursuant to a request by Borrower under Section 2.16), any U.S. federal withholding tax that are or would be required to be withheld pursuant to any Requirements of Law that are in effect at the time such Lender becomes a party hereto, except to the extent that such Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from Borrower with respect to such withholding tax pursuant to Section 2.15, (c) in the case of a Lender who designates a new lending office, any U.S. federal withholding tax that is imposed on interest payments pursuant to any Requirements of Law that are in effect at the time of such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from Borrower with respect to such withholding tax pursuant to Section 2.15, (d) any tax that is attributable to such Recipient’s failure to comply with Section 2.15(e); or (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing ABL Facility” shall mean the Credit Agreement dated as of December 9, 2009, among the Borrower, Intermediate Holdings, the Subsidiary Guarantors (as defined therein) party thereto, the Lenders (as defined therein) party thereto, UBS Securities LLC, as lead arranger, as documentation agent and as syndication agent, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as issuing bank, as administrative agent for the Lenders (as defined therein), and collateral agent for the Secured Parties (as defined therein).

“Existing Indenture” shall mean the Indenture, dated as of December 9, 2009, by and among Borrower, as issuer, Norcraft Finance Corp., as co-issuer, and U.S. Bank National Association, as trustee and collateral agent, entered into in connection with the Existing Notes, as supplemented by (i) the Supplemental Indenture, dated as of May 20, 2011, by and among Borrower, Norcraft Finance Corp., the guarantors party thereto and U.S. Bank National Association and (ii) the Second Supplemental Indenture, dated as of May 26, 2011, by and among Borrower, Norcraft Finance Corp., the guarantors party thereto and U.S. Bank National Association and as otherwise amended, amended and restated, supplemented or modified from time to time.

“Existing Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of December 9, 2009, among Borrower, the Subsidiary Guarantors, Intermediate Holdings, UBS AG, Stamford Branch, as administrative agent and collateral agent, and U.S. Bank National Association, in its capacity as trustee and collateral agent in connection with the Existing Notes as amended, amended and restated, supplemented or otherwise modified from time to time, including pursuant to Amendment No. 1 to Intercreditor Agreement, dated as of May 20, 2011, among UBS AG, Stamford Branch, each Loan Party party thereto and U.S. Bank National Association, and the Existing Intercreditor Agreement Amendment.

“Existing Intercreditor Agreement Amendment” shall mean Amendment No. 2 to the Existing Intercreditor Agreement, dated as of the date hereof, among the Agent, each Loan Party and U.S. Bank National Association as the “Second Lien Collateral Agent” under the Existing Intercreditor Agreement.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Existing Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a second priority Lien on a Mortgaged Property securing the Existing Notes, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Existing Note Documents” shall mean the Existing Indenture, the Existing Notes, the Existing Intercreditor Agreement and the Existing Notes Security Documents and other documents and agreements executed in connection therewith.

“Existing Notes” shall mean the 10 1⁄2% Second Lien Notes due 2015 issued by Borrower pursuant to the Existing Indenture.

“Existing Notes Security Agreement” shall mean, collectively, U.S. Existing Notes Security Agreement and the Canadian Existing Notes Security Agreement.

“Existing Notes Security Documents” shall mean the Existing Notes Security Agreement, the Existing Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the obligations under the Existing Notes, and all UCC, PPSA or other financing statements or instruments of perfection required by the Existing Notes Security Agreement and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the obligations under the Existing Notes.

“Existing Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which was accepted by the Collateral Agent in connection with an Existing Mortgage, together with any certificates, affidavits, or updates reasonably required by the Title Company.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto (including any intergovernmental agreements).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the confidential fee letter, dated as of the date hereof, among Borrower, the Arranger and certain of its Affiliates.

“Fees” shall mean the Commitment Fees, Administrative Agent Fees, the LC Participation Fees, the Fronting Fees and the Issuing Bank Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person. Unless the context requires otherwise, “Financial Officer” refers to a Financial Officer of the Borrower (or the Borrower’s General Partner, as applicable).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fixed Charges” means, with respect to any Test Period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication,

of (a) Consolidated Net Cash Interest Expense for such Test Period, (b) all regularly scheduled principal amortization payments of Indebtedness for borrowed money paid or due and payable during such Test Period and (c) all Dividends made (whether in cash or other property, other than Qualified Capital Stock) during such Test Period under Section 6.07(o).

“Fixed Charge Coverage Ratio” means, with respect to any Test Period and with respect to Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated EBITDA for such Test Period minus the sum of (i) the amount of Unfinanced Net Capital Expenditures made (to the extent not already incurred in a prior Test Period) during such Test Period plus (ii) all federal, state, and local taxes paid in cash (net of tax refunds and credits received in cash) during such Test Period, to (b) Fixed Charges for such Test Period.

“Foreign Lender” shall mean (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” shall mean any pension, retirement, savings, profit sharing or other employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company and subject to minimum funding requirements similar to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and is maintained or contributed to by any Company with respect to employees employed outside the United States and Canada.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“General Partner” shall mean with respect to (i) Borrower and Holdings, Norcraft GP, L.L.C., a Delaware limited liability company, and (ii) Intermediate Holdings, Norcraft Intermediate GP, L.L.C, a Delaware limited liability company, or, in either case, any successor sole general partner or managing general partner of Borrower, Intermediate Holdings or Holdings.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organization for Economic Co-operation and Development).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Intermediate Holdings and the Subsidiary Guarantors.

“Guarantors” shall mean Intermediate Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean net obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” shall have the meaning assigned to such term in the recitals hereto.

“Holdings Employee Notes” shall mean promissory notes issued by any direct or indirect parent company of Borrower to officers, directors or employees of any Company or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company as consideration for the repurchase or redemption of Qualified Capital Stock of any direct or indirect parent company of Borrower held by such persons upon their death, disability, retirement, severance or termination of employment or service; provided that the Indebtedness evidenced by such promissory notes shall (i) be subordinated to the Obligations pursuant to subordination provisions similar to those set forth in the form of Intercompany Note and (ii) be unsecured.

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the most recent completed fiscal quarter of the Borrower, have assets with a fair market value in excess of 3% of Total Assets and did not, as of the four quarter period ending on the last day of such fiscal quarter, have Consolidated EBITDA exceeding 3% of the Consolidated EBITDA of the Borrower and its Subsidiaries; provided that (i) the aggregate fair market value of all of the assets of all such Subsidiaries does not exceed 5% of Total Assets as of the last day of the Borrower’s most recently ended fiscal year based on the consolidated balance sheet of the Borrower and its Subsidiaries and (ii) the aggregate Consolidated EBITDA of all such Subsidiaries does not exceed 5% of Consolidated EBITDA of the Borrower and its Subsidiaries as of the last day of the fiscal year of the Borrower most recently ended, based on the consolidated financial statements of the Borrower and its Subsidiaries.

“Increase” shall have the meaning assigned to such term in Section 2.09(a).

“Increase Date shall have the meaning assigned to such term in Section 2.09(b).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.09(b).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business; (ii) any earn-out obligation until such obligation is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business); (f) all Indebtedness (excluding prepaid interest thereon) of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property (as determined by such Person in good faith); (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations (including, without limitation, all contingent obligations) of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Indebtedness. The amount of any net obligations under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC, in which any Person now or hereafter has rights; provided, that, in the case of the Canadian Guarantors, “Instruments” shall include all “instruments” as such term is defined in the PPSA, in which such Person now or hereafter has rights.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit M.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, to be dated as of funding of the Term Loans, among the Agent, the Term Loan Administrative Agent, each additional representative party thereto from time to time, and the Loan Parties, substantially in the form attached as Exhibit H or any other intercreditor agreement among the Term Loan Administrative Agent, the Administrative Agent, the Collateral Agent, each additional representative party thereto from time to time and the Loan Parties on terms that are no less favorable in any material respect to the Secured Parties than those contained in the form attached as Exhibit H, in each case, as any such document or agreement may be amended, supplemented or modified from time to time.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, (i) for Interest Periods of one or three months, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (ii) for Interest Periods of six or twelve months or longer, the last day of each three (3) month interval and, without duplication, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (c) the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or, if agreed to by all applicable Lenders, twelve months thereafter (or a shorter period as may be agreed), as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate General Partner” means Norcraft Intermediate GP, L.L.C., a Delaware limited liability company, or any successor sole general partner or managing general partner of Intermediate Holdings.

“Intermediate Holdings” shall have the meaning assigned to such term in the preamble hereto.

“Internally Generated Cash” shall mean, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of loans under this Agreement or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Subsidiaries or (z) proceeds of Asset Sales and Casualty Events.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC, wherever located, in which any Person now or hereafter has rights; provided, that, in the case of the Canadian Guarantors, “Inventory” shall include all “inventory” as such term is defined in the PPSA, in which such Person now or hereafter has rights.

“Inventory Appraisal” shall mean the most recent inventory appraisal conducted by an independent appraisal firm and delivered prior to the Closing Date or otherwise pursuant to Section 5.15 hereof.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee, assumption or other Contingent Obligation in respect of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Subsidiary in respect of such Investment.

“IPO” shall have the meaning assigned to such term in the recitals hereto.

“Issuing Bank” shall mean, as the context may require, (a) Royal Bank, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“ITA” shall mean the Income Tax Act (Canada) and all Regulations made thereunder, as amended from time to time.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit E.

“Junior Financing” shall have the meaning assigned to such term in Section 6.10.

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Landlord Access Agreement” shall mean a Landlord’s Lien Waiver, Access Agreement and Consent, substantially in the form of Exhibit F, or such other form as may reasonably be acceptable to Administrative Agent.

“Landlord Lien State” means any state in which, at any time, a landlord’s claim for rent has priority notwithstanding any contractual provision to the contrary by operation of applicable law over the lien of the Collateral Agent in any of the Collateral.

“LC Commitment” shall mean the commitment of Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment (i) on the Closing Date shall initially be $12,000,000 and (ii) from and after February 14, 2014, shall be $10,000,000, but shall in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions signatories hereto as Lenders or (b) any financial institution that (i) has become a party hereto pursuant to an Assignment and Assumption and (ii) has a Commitment, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is five (5) days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Reuters LIBOR01 page at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two (2) terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reuters LIBOR01 page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two (2) London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Line Cap” shall mean at any time the lesser of the Borrowing Base at such time and the aggregate amount of the Lenders’ Revolving Commitments at such time.

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Letters of Credit, the Existing Intercreditor Agreement, Existing Intercreditor Agreement Addendum, the Intercreditor Agreement, the Notes (if any), the Fee Letter and the Security Documents.

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Swingline Loan or a Protective Advance.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Management and Monitoring Agreement” means one or more management, consulting, expense reimbursement or similar agreements among one or more of the Sponsors or other holders of Equity Interests and their Affiliates and Holdings and/or the Borrower (and/or any of its indirect parent companies) entered into on or after the Closing Date, as the same may be amended, amended and restated, modified, supplemented, replaced or otherwise modified from time to time in accordance with their terms, but only to the extent that such agreements and any such amendment, amendment and restatement, modification, supplement, replacement or other modification thereto does not, directly or indirectly, result in or increase the obligations of Holdings, the Borrower or any of its Subsidiaries to make any payments thereunder in excess of (x) with respect to any management, monitoring, oversight consulting or advisory fees, $2,000,000 per fiscal year, (y) with respect to any transaction fees, 1% of the gross transaction value and (z) customary termination fees, indemnities and expenses of such Sponsors (including any unpaid and accrued fees, indemnities and expenses permitted pursuant to clauses (x), (y) and (z) and interest thereon).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as the Applicable Margin then applicable to Eurodollar Loans; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to, in the reasonable discretion of Administrative Agent, either (i) the Alternate Base Rate for such day or (ii) the rate for such day reasonably determined by Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by Administrative Agent (which may include Lenders) for maintaining loans similar to the relevant Market Disruption Loans. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate. Notwithstanding the foregoing, if the “Market Disruption Rate” as determined in accordance with the immediately preceding sentences is less than the percentage specified in the proviso of the definition of “Adjusted LIBOR Rate,” then for all purposes of this Agreement and the other Loan Documents, the “Market Disruption Rate” shall be deemed equal to such percentage for such Interest Period.

“Material Adverse Effect” shall mean any event, circumstance or condition that has had a materially adverse effect on (a) the business, property, results of operations, liabilities or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) the ability of the Loan Parties to perform any of their payment obligations under any Loan Document; (c) the rights of or benefits or remedies available to the Lenders or Collateral Agent under any Loan Document; or (d) the Collateral or the Liens in favor of Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“MNPI” shall have the meaning assigned to such term in Section 10.01(d).

“Mortgage” shall mean each U.S. Mortgage and each Canadian Mortgage.

“Mortgaged Property” shall mean the U.S. Mortgaged Property and the Canadian Mortgaged Property.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; or (b) to which any Company or any ERISA Affiliate has within the preceding five (5) plan years made contributions.

“Net Cash Proceeds” shall mean, with respect to any issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “net orderly liquidation value” basis as set forth in the most recent Inventory Appraisal received by Administrative Agent, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory, subject to appraisal.

“Norcraft Canada” shall mean Norcraft Canada Corporation, a Nova Scotia unlimited liability company.

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit J-1 or J-2, respectively.

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents. Notwithstanding anything to the contrary herein, Obligations of a Guarantor shall not include any Excluded Hedging Obligations.

“OFAC” shall have the meaning assigned to such term in the definition of “Embargoed Person.”

“Officer’s Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers, in each case, in his or her official (and not individual) capacity. Unless the context requires otherwise, “Officer’s Certificate” refers to an Officer’s Certificate from an applicable officer of Borrower.

“OID” shall mean original issue discount (provided, however, that the calculation of original issue discount for U.S. federal income tax purposes, if any, shall be calculated in accordance with the applicable Treasury Regulations).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Original Currency” shall have the meaning assigned to such term in Section 10.17.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Currency” shall have the meaning assigned to such term in Section 10.17.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.15(g)), and not including, for the avoidance of doubt, any Excluded Taxes.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Payment Conditions” shall mean, at any time of determination, that (a) no Default or Event of Default exists or would arise as a result of the making of the subject Specified Payment, (b) after giving Pro Forma Effect to such Specified Payment, (i) for the 30-consecutive calendar day period immediately preceding such Specified Payment, (ii) on the applicable date of such Specified Payment and (iii) projected for the succeeding 30 consecutive calendar days following such Specified Payment, Borrowing Availability is equal to or greater than $7,500,000 and (c) either (i) after giving Pro Forma Effect to such Specified Payment, (A) for the 30-consecutive day period immediately preceding such Specified Payment, (B) on the applicable date of such Specified Payment and (C) projected for the succeeding 30 consecutive calendar days following such Specified Payment, Borrowing Availability is equal to or greater than $10,000,000 or (ii) the Fixed Charge Coverage Ratio as of the end of the most recently completed Test Period for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b) shall be greater than or equal to 1.0 to 1.0 after giving Pro Forma Effect to such Specified Payment as if such Specified Payment (if applicable to such calculation) has been made as of the first day of such period. For purposes of determining compliance with Payment Conditions, “Pro Form Effect” shall disregard any cash acquired in connection with a Permitted Acquisition.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“PCTFA” shall mean Part II.1 of the Criminal Code, the Proceeds of Crime and Terrorist Financing Act of Canada.

“Perfection Certificate” shall mean a certificate in the form of Exhibit K-1 or any other form approved by Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit K-2 or any other form approved by Collateral Agent.

“Permitted Acquisition” shall mean the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that with respect to each such purchase or other acquisition:

(i) the property, assets and businesses acquired in such purchase or other acquisition (other than any Excluded Property) shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (other than any Excluded Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 5.10, within the times specified therein;

(ii) the acquired property, assets, business or Person is in a business permitted under Section 6.12;

(iii) so long as after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied; and

(iv) for any Investment in excess of $10,000,000 made by Loan Parties pursuant to a Permitted Acquisition, the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in clauses (i) through (iv) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Collateral Liens” shall mean (a) in the case of Collateral other than Mortgaged Property, Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g), (k), (l), (p), (r), (s), (t), (u), (v), (w), (x), (y), (z), (bb) and (cc) of Section 6.02.

“Permitted Discretion” shall mean a determination made in good faith (in accordance with customary business practices of the Administrative Agent for comparable asset-based lending transactions) and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender).

“Permitted Holders” shall mean (a) SKM Equity Fund III, L.P. and its Control Investment Affiliates, (b) Trimaran Fund II, L.L.C. and its Control Investment Affiliates, (c) KarpReilly Capital Partners, L.P., KarpReilly Co-Investment Fund, L.P. and their Control Investment Affiliates, (d) Mr. Mark Buller and the Buller Related Parties, (e) for so long as Borrower or Holdings shall be a limited partnership, the General Partner and (f) for so long as Intermediate Holdings shall be a limited partnership, the Intermediate General Partner.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus reasonable OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(e) or Section 6.01(i), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(e) or Section 6.01(i), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is Junior Financing, to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement, (e) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefit of the Lenders, such modification, refinancing, refunding, renewal, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (f) any such modification, refinancing, renewal, replacement or extension has the same primary obligor and the same (or fewer) guarantors as the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (g) in the case of any Permitted Refinancing in respect of the Term Loan Facility, such Permitted Refinancing is secured only by assets pursuant to one or more security agreements permitted by and subject to the Intercreditor Agreement.

“Permitted Tax Distributions” shall mean, so long as the Borrower is classified as a partnership or disregarded entity for U.S. federal income tax purposes, distributions on a quarterly basis by the 10th (or next succeeding Business Day) of each of March, June, September and December of each taxable year, or such other dates as may be appropriate in light of tax payment requirements, of an aggregate amount in cash equal to the excess, if any, of (A) the Consolidated Tax Liability with respect to such taxable year over (B) the amounts previously distributed pursuant to Section 6.07(e) with respect to such taxable year. The “Consolidated Tax Liability” means, with respect to a taxable year (or portion thereof) beginning as of the first day of such taxable year (or portion thereof) and ending on the last day of the most recent relevant determination date, the product of (x) the cumulative excess of taxable income over taxable losses and deductions of the Borrower (assuming the Borrower is classified as a partnership for U.S. federal income tax purposes) and its Subsidiaries that are classified as partnerships or disregarded entities for U.S. federal income tax purposes for such taxable year (or portion thereof), calculated without regard to, for clarity, any tax deductions or basis adjustments of any member of Norcraft Companies, LLC arising under Code Section 743, and (y) the highest combined marginal federal, state and local tax rate then applicable (including any Medicare Contribution tax on net investment income) to an individual (or, if higher, to a corporation) resident in New York, NY (assuming the maximum limitations on the use of deductions for state and local taxes). A final accounting for Permitted Tax Distributions shall be made for each taxable year after the taxable income or loss of the Borrower and its Subsidiaries that are classified as partnerships or disregarded entities for U.S. federal income tax purposes has been determined for such taxable year, and the Borrower may promptly thereafter make supplemental Permitted Tax Distributions (or future Permitted Tax Distributions will be reduced) to reflect any difference between estimates previously used in calculating the Consolidated Tax Liability and the relevant actual amounts recognized. If, following an audit or examination, there is an adjustment that would affect the calculation of the taxable income or taxable loss of the Borrower and its Subsidiaries that are classified as partnerships or disregarded entities for U.S. federal income tax purposes for a given period or portion thereof after the date of this Agreement, or in the event that any of the Borrower or such Subsidiaries (or any direct or indirect parent of Borrower that is a regarded entity for U.S. federal income tax purposes) files an amended tax return which has such effect, then, the Borrower may promptly recalculate the Consolidated Tax Liability for the applicable period and make additional Permitted Tax Distributions, increased by an additional amount estimated to be sufficient to cover any interest or penalties that would be imposed on the distributee if it were an individual (or, if higher, a corporation) resident in New York, NY (or future Permitted Tax Distributions will be reduced) to give effect to such adjustment or amended tax return.

“Permitted Term Loan Debt” shall have the meaning assigned to such term in Section 6.01(b)(iii).

“Permitted Term Loan Debt Cap” shall mean, as of any date of determination, the sum of (a) $150,000,000 plus (b) the amount that can be incurred in compliance with Section 2.17(d)(ii) of the Term Loan Credit Agreement (as such Section 2.17(d)(ii) is in effect on the Closing Date).

“person” or “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate, or with respect to which there is an obligation to contribute on the part of any Company or its ERISA Affiliate.

“Platform” shall have the meaning assigned to such term in Section 10.01(c).

“Pledge” shall have the meaning assigned to such term in Section 9.01(b).

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.09(e).

“PPSA” shall mean the Personal Property Security Act as in effect in the Province of Ontario, the Civil Code of Quebec as in effect in the Province of Quebec or any other Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.09(e).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Priority Payables Reserve” shall mean, at any time, a Reserve up to an amount equal to the full amount of the liabilities at such time which have a trust imposed to provide for payment thereof or are secured by a Lien which trust or Lien ranks or is capable of ranking senior to or pari passu with security interests, hypothecs, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited to, any such liabilities or claims for unremitted and accelerated rents, goods and services taxes, sales or other taxes, wages, workers’ compensation obligations, vacation pay, government royalties or pension fund obligations (including payments in respect of any funding or wind-up deficiencies), together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Collateral Agent considers may be or may become subject to a right of a supplier to recover possession thereof under any federal or provincial or territorial law, where such supplier’s right may rank pari passu with or have priority over, the security interests, liens or charges securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada).

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Projections” shall have the meaning assigned to such term in Section 5.01(d).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Protective Advances” shall have the meaning assigned to such term in Section 2.22(a).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.06.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving

Commitment; provided that for purposes of Section 2.19(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swingline Exposure or LC Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“Pubco” shall have the meaning assigned to such term in the recitals hereto.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash of the Borrower and its Subsidiaries that is in deposit accounts or in securities accounts, or any combination thereof, and which such deposit account or securities account is the subject of a Control Agreement which provides for a valid and perfected first priority security interest in favor of the Collateral Agent and is maintained by a branch office of a bank or securities intermediary located within the United States or Canada; provided that if a deposit account or a securities account is not maintained with the Collateral Agent, the Borrower shall deliver to the Administrative Agent daily cash balance reports (if requested by the Administrative Agent in its sole discretion) for all such accounts that are not maintained with the Collateral Agent; provided, further, that, such Qualified Cash is not subject to any other Lien that is pari passu with or prior to the Lien granted in favor of the Collateral Agent pursuant to the Security Documents (other than inchoate or other Liens (including tax Liens) arising by operation of law and customary Liens or rights of setoff of the institution maintaining such accounts permitted hereunder solely in its capacity as a depository). For the avoidance of doubt cash shall not be deemed “Qualified Cash” until it is in a deposit account or a securities account that is subject to a Control Agreement in favor of the Collateral Agent.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Average Availability Percentage” means, at any Adjustment Date, the average daily Borrowing Availability reflected as a percentage of Revolving Commitments for the three-month period immediately preceding such Adjustment Date.

“Quarterly Average Unused Revolving Facility Balance” at any Adjustment Date, the average daily Unused Revolving Facility Balance for the three-month period immediately preceding such Adjustment Date divided by the Revolving Commitments at such time.

“Quebec Collateral Agent” shall have the meaning assigned to such term in Section 9.01(b).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means the Administrative Agent or any Lender or any Issuing Bank.

“Refinancing” shall mean the defeasance, redemption, purchase, repurchase, prepayment, repayment, discharge or other acquisition or retirement of the Existing Notes and termination of all obligations thereunder and termination of the Existing Indenture, the Existing Notes Security Documents and any other documents and agreements entered into in favor of, or for the benefit of the holders of the Existing Notes and U.S. Bank, National Association, as Trustee under the Existing Indenture.

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.07(l)(iv).

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Rent Reserve” means, with respect to any store, warehouse distribution center, regional distribution center or depot located in the states of Washington, Virginia, Pennsylvania and all other Landlord Lien States where any Eligible Inventory subject to Liens arising by operation of law is located (other than any Eligible Inventory with respect to which the Administrative Agent has determined that such Liens have been waived or subordinated to the Administrative Agent’s reasonable satisfaction pursuant to a landlord waiver, bailee letter or comparable agreement), a rent Reserve not in excess of three (3) months’ rent (or for such longer time period that is determined by the Administrative Agent in its Permitted Discretion as reasonably necessary to protect and/or realize upon the Collateral located at any) at such store, warehouse distribution center, regional distribution center or depot.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments (or in the event there are only two Lenders, all Lenders holding Loans outstanding, LC Exposure and unused Commitments); provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserves” shall mean reserves established against the Borrowing Base that Administrative Agent may, in its Permitted Discretion, establish from time to time, including the Bank Product Reserve, Dilution Reserve, Priority Payables Reserve, Rent Reserve and reserves in good faith to reflect the status of, and ongoing developments with respect to, any Canadian Defined Benefit Plan; provided that circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and, in each case, disclosed in writing in any field examination or appraisal delivered to the Administrative Agent in connection herewith prior to the Closing Date shall not be the basis for any establishment of any reserves after the Closing Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Closing Date.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement, including, without limitation, any secretary or assistant secretary of a Loan Party. Unless the context requires otherwise, “Responsible Officer” refers to a Responsible Officer of the Borrower (or the Borrower’s General Partner, as applicable).

“Restricted Cash” shall mean cash and Cash Equivalents which are listed as “Restricted” on the consolidated balance sheet of Holdings (or any direct or indirect parent thereof) and its Subsidiaries.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule 1 hereto or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $25,000,000.

“Revolving Exposure” shall mean, with respect to any Lender at any time, aggregate principal amount at such time of all outstanding Revolving Loans (inclusive of Protective Advances) of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01 and, for the avoidance of doubt, shall include Protective Advances. Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean the date which is five (5) years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter; provided, however, that if the Refinancing shall not have occurred, the Revolving Maturity Date shall be the date that is 180-days prior to the maturity date of the Existing Notes.

“Royal Bank” shall mean Royal Bank of Canada.

“Sale and Leaseback Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“SEC” shall have the meaning assigned to such term in the recitals hereto.

“Secured Obligations” shall mean (a) the Obligations and (b) the Secured Bank Product Obligations.

“Secured Bank Product Obligations” shall mean (a) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party. Notwithstanding anything to the contrary herein, Secured Bank Product Obligations of a Guarantor shall not include any Excluded Hedging Obligations.

“Secured Parties” shall mean, collectively, Administrative Agent, Collateral Agent, Issuing Bank, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was Administrative Agent, Collateral Agent or a Lender or an Affiliate of Administrative Agent, Collateral Agent or a Lender and such person executes and delivers to Administrative Agent a letter agreement in form and substance acceptable to Administrative Agent pursuant to which such person (i) appoints Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the U.S. Security Agreement or Canadian Security Agreement, as applicable.

“Security Agreements” shall mean the U.S. Security Agreement and the Canadian Security Agreement.

“Security Agreement Collateral” shall mean the U.S. Security Agreement Collateral and the Canadian Security Agreement Collateral.

“Security Documents” shall mean the U.S. Security Documents and the Canadian Security Documents.

“Senior Representative” means, with respect to any series of Permitted Term Loan Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Events of Default” shall mean an Event of Default under Section 8.01(a), (b), (c) (solely to the extent arising from a material misrepresentation in respect of the Borrowing Base), (d)(i) (solely to the extent arising from a failure to comply with Section 2.21), (d)(ii) (solely to the extent arising from a failure to deliver a Borrowing Base Certificate), (g) or (h) has occurred and is continuing.

“Specified Payment” shall mean any proposed payment, redemption, purchase, defeasance or other satisfaction of Indebtedness, Permitted Acquisition, other Investment or Dividend that in each case is subject to satisfaction of Payment Conditions.

“Specified Transaction” shall mean (i) the Transactions, (ii) any Investment that results in a Person becoming a Subsidiary, (iii) any Permitted Acquisition, (iv) any Asset Sale that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, (v) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, or any Asset Sale of a business unit, line of business or division of the Borrower or a Subsidiary, in each case in respect of this clause (v) whether by merger, consolidation, amalgamation or otherwise, (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), any Dividend or Increase that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsors” shall mean, collectively, SKM Equity Fund III, L.P., KarpReilly LLC, Trimaran Fund II, L.L.C. and their respective Control Investment Affiliates.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry or (d) Indebtedness of Borrower or any of its Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subordination Agreement” means a subordination agreement among the Administrative Agent and one or more representatives for the holders of Indebtedness subordinated to the Obligations, in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Wherever in this Agreement any such representative is required to become party to the Subordination Agreement, if the related Indebtedness is the initial Indebtedness incurred by the Borrower or any of its Subsidiaries to be subordinated to the Obligations, then the Borrower, Holdings, the Subsidiary Guarantors, the Administrative Agent and the representative for the holders of such Indebtedness shall execute and deliver the Subordination Agreement and the Administrative Agent shall be authorized to execute and deliver the Subordination Agreement.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean, as of the Closing Date, Norcraft Canada and each other Subsidiary listed on Schedule 1.01(b), and thereafter each other Subsidiary (other than, subject to Section 5.10(d), any Excluded Subsidiary) that is or becomes a party to this Agreement pursuant to Section 5.10, in each case as not otherwise released as a Subsidiary Guarantor under, and in accordance with, the Loan Documents.

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by clause (iii) under the caption “Real Property Requirements” on Schedule 5.14 and (b) otherwise reasonably acceptable to Collateral Agent. If the Title Company reasonably determines that an Existing Survey satisfies clause (a) of the prior sentence, the Collateral Agent shall accept such Existing Survey with respect to the Mortgaged Property.

“Swingline Commitment” shall mean the commitment of Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $5,000,000, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by Swingline Lender pursuant to Section 2.17.

“Tax Receivable Agreements” means, collectively, (i) the Tax Receivable Agreement (Exchanges), dated November 13, 2013, among Pubco and certain members of Norcraft Companies LLC, (ii) the Tax Receivable Agreement (SKM Norcraft Contribution), dated November 13, 2013, among Pubco and certain shareholders of Pubco, and (iii) the Tax Receivable Agreement (Trimaran Cabinet Contribution), dated November 13, 2013, among Pubco and certain shareholders of Pubco, in each case as such agreements may be assigned and amended from time to time in accordance with their terms.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agent” shall mean Royal Bank in its capacity as administrative agent and collateral agent under the Term Loan Documents, or any successor administrative agent and collateral agent under the Term Loan Documents.

“Term Loan Credit Agreement” shall mean that certain term loan credit agreement dated as of the date hereof, among the Borrower, the guarantors to be party thereto from time to time, the lenders party thereto and Royal Bank, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Term Loan Documents” shall mean the Term Loan Credit Agreement, the Term Security Documents, and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, as any such document or agreement may be amended, supplemented or modified from time to time.

“Term Loan Facility” shall mean the term loan facilities under the Term Loan Credit Agreement.

“Term Loan Refinancing Equivalent Debt” shall mean “Refinancing Equivalent Debt” as defined in the Term Loan Credit Agreement as in effect on the Closing Date.

“Term Loan Security Documents” shall mean those certain security agreements, to be entered into as of Closing Date (as defined in the Term Loan Credit Agreement), among the Loan Parties, Royal Bank and the Secured Parties (as defined therein) and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the obligations under the Term Loan Facility, and all UCC or other financing statements or instruments of perfection required by the Term Loan Facility and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the obligations under the Term Loan Facility, as any such document or agreement may be amended, supplemented or modified from time to time.

“Term Loans” shall mean the initial term loans funded under the Term Loan Credit Agreement.

“Term Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 4.01(d) or Section 5.01(a) or Section 5.01(b), as applicable; provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended September 30, 2013. A Test Period may be designated by reference to the last day thereof (i.e., the “December 31, 2013 Test Period” refers to the period of four consecutive fiscal quarters of the Borrower ended December 31, 2013), and a Test Period shall be deemed to end on the last day thereof.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in clause (iii) under the caption “Real Property Requirements” on Schedule 5.14.

“Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected on the most recent balance sheet of the Borrower delivered pursuant to Section 4.01(d), Section 5.01(a) or Section 5.01(b), as applicable.

“Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Total Net Indebtedness as of the last day of such Test Period to (ii) Consolidated EBITDA of the Borrower for such Test Period.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) as of the Closing date, the consummation on or prior to the Closing Date of the IPO and the execution, delivery and performance of the Credit Agreement and the Term Loan Credit Agreement and the payment of all fees and expenses to be paid and owing in connection with the foregoing, (b) the Refinancing and the other transactions occurring in connection with the Refinancing, including the execution, delivery and performance of the Term Loan Documents (other than the Term Loan Credit Agreement) and the Intercreditor Agreement, and the payment of all fees and expenses to be paid and owing in connection with the foregoing and (c) the termination of (including, of all Liens) and repayment of all obligations under the Existing ABL Facility and the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Treasury Capital Stock” shall have the meaning assigned to such term in Section 6.07(l)(iv).

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unfinanced Net Capital Expenditures” for any Test Period means the portion of the aggregate Capital Expenditures by Borrower and its Subsidiaries made in cash during such Test Period to the extent financed with (A) Internally Generated Cash or (B) the proceeds of extensions of credit under this Agreement or any other revolving credit facility, in each case, of the Borrower or its Subsidiaries, in each case, excluding, without duplication, (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Subsidiary in cash or Cash Equivalents, by a Person other than the Borrower or any Subsidiary and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation (other than rent) in respect of such expenditures to such Person or any other Person (whether before, during or after such period), (iv) expenditures to the extent constituting any portion of a Permitted Acquisition or other acquisition constituting an Investment permitted under this Agreement, (v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business and (vi) expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Borrower or a Subsidiary during the same Test Period in which such expenditures were made pursuant to a Sale and Leaseback Transaction to the extent of the cash proceeds received by the Borrower or such Subsidiary pursuant to such Sale and Leaseback Transaction.

“United States” shall mean the United States of America.

“Unused Revolving Facility Balance” shall mean, as of any date of determination, an amount equal to the sum of (a) the Revolving Commitments less (b) the sum of (i) the aggregate the Revolving Loans outstanding on such day plus (ii) LC Exposure on such day.

“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”

“U.S. Collateral” shall mean, collectively, all of the U.S. Security Agreement Collateral, the U.S. Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any U.S. Security Document.

“U.S. Existing Notes Security Agreement” means the U.S. Second Lien Security Agreement, dated as of December 9, 2009, by and among the Borrower, as issuer, Norcraft Finance

Corp., as co-issuer, the guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent for the benefit of the holders of the Existing Notes, as amended, amended and restated, supplemented or otherwise modified from time to time.

“U.S. Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien in favor of Collateral Agent on a U.S. Mortgaged Property, which shall be substantially in the form of Exhibit I-1, subject to the terms of the Existing Intercreditor Agreement or the Intercreditor Agreement, as applicable, or other form reasonably satisfactory to Administrative Agent, in each case, with such schedules and including such provisions or other changes as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“U.S. Mortgaged Property” shall mean (a) each owned Real Property identified as a U.S. Mortgaged Property on Schedule 8(a) to the Perfection Certificate dated as of the Closing Date and (b) each owned Real Property, if any, which shall be subject to a U.S. Mortgage delivered after the Closing Date pursuant to Section 5.10(c).

“U.S. Security Agreement” shall mean a U.S. Security Agreement substantially in the form of Exhibit L-1 among Borrower, each Guarantor that is organized under the laws of the United States, any state thereof or the District of Columbia and Collateral Agent for the benefit of the Secured Parties.

“U.S. Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the U.S. Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“U.S. Security Documents” shall mean the U.S. Security Agreement, the Perfection Certificate, the U.S. Mortgages and each other security document pledge agreement delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the U.S. Security Agreement, any U.S. Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the U.S. Security Agreement or any U.S. Mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

Section 1.04 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

Notwithstanding any changes in GAAP after the Closing Date, any lease of the Companies that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP.

Section 1.05 Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.06 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio and the Fixed Charge Coverage Ratio, and compliance with covenants determined by reference, directly or indirectly, to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.06.

(b) For purposes of calculating such financial ratios and tests and compliance with such covenants determined by reference, directly or indirectly, to Consolidated EBITDA or Total Assets, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.06, then the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, shall be calculated to give pro forma effect thereto in accordance with this Section 1.06.

(c) In the event that the Borrower or any Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of such financial ratios or tests (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes unless such Indebtedness has been permanently repaid and not replaced), (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Net Leverage Ratio (or any similar ratio or test) and (B) the first day of the applicable Test Period in the case of the Fixed Charge Coverage Ratio (or any similar ratio or test).

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and synergies resulting from or relating to any Specified Transaction (including the

Transactions) projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests (and in respect of any subsequent pro forma calculations in which such Specified Transaction is given pro forma effect) and during any applicable subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions; provided, that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than eighteen (18) months after the date of such Specified Transaction, (C) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period and (D) the aggregate amount of cost savings and synergies added pursuant to this clause (d) for any such period after the Closing Date shall not exceed 20% of Consolidated EBITDA for such Test Period (giving pro forma effect to the relevant Specified Transaction (but not to any cost savings or synergies)); provided that any increase to Consolidated EBITDA as a result of cost savings, operating expense reductions and synergies pursuant to this Section 1.06(d) shall be subject to the limitation set forth in the final proviso of clause (x) of the definition of Consolidated EBITDA.

ARTICLE II

THE CREDITS

Section 2.01 Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to Borrower, at any time and from time to time on or after the Closing Date until the earlier of one Business Day prior to the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that, after making a Revolving Loan, the sum of the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect. Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

Section 2.02 Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.18(e)(i) and (ii), Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Revolving Loans or Eurodollar Revolving Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five (5) Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as Administrative Agent may designate not later than 1:00 p.m., New York City time, and Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Revolving Borrowing), and at least two (2) hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s portion of such Borrowing, Administrative Agent may assume that such Lender has made such portion available to Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to Administrative Agent, each of such Lender and Borrower severally agrees to repay to Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

Section 2.03 Borrowing Procedure.

To request Loans, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to Administrative Agent (i) in the case of Eurodollar Loans, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of ABR Loans, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that Borrower may make telephonic requests for Loans so long as a duly completed written and executed Borrowing Request is received prior to the times set forth above. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such borrowing;

(b) the date of such borrowing, which shall be a Business Day;

(c) whether such borrowing is to be for ABR Loans or Eurodollar Loans;

(d) in the case of Eurodollar Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(f) that the conditions set forth in Sections 4.02(b) through (d) have been satisfied as of the date of the notice.

If no election as to the Type of Loans is specified, then the requested borrowing shall be for ABR Loans. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (ii) to Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Administrative Agent shall maintain records including (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of Administrative Agent in respect of such matters, the records of Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit J-1 or J-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein.

Section 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to Administrative Agent for the account of each Lender a commitment fee equal to the Commitment Fee on the daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees. Borrower agrees to pay to Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between Borrower and Administrative Agent (the “Administrative Agent Fees”).

(c) LC and Fronting Fees.

(i) Borrower agrees to pay (x) to Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (y) to Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(ii) Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC

Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(iii) Issuing Bank Fees. Borrower agrees to pay to Issuing Bank, for its own account, customary issuance and administrative fees payable in the amounts and at the times separately agreed upon between Borrower and Issuing Bank (the “Issuing Bank Fees”).

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars to Administrative Agent for distribution, if and as appropriate, ratably among the Lenders, except that Borrower shall pay the Fronting Fees directly to Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if there is an Event of Default pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(g) or Section 8.01(h) that has occurred and is continuing, the Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

Section 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Revolving Commitments, the Swingline Commitments and the LC Commitments shall automatically terminate on the Revolving Maturity Date.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. Borrower shall notify Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, Permitted Acquisition or other acquisition or contingent event to the extent permitted under this Agreement, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than five (5) Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of an Interest Election Request, Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing.

(i) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(ii) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

Section 2.09 Incremental Facility.

(a) At any time from and after the Closing Date through the Revolving Maturity Date, at the option of the Borrower (but subject to the conditions set forth in clause (b) below), the Revolver Commitments may be increased by an amount in the aggregate for all such increases of the Revolver Commitments not to exceed $10,000,000 (each such increase, an “Increase”). The Administrative Agent shall invite each Revolving Lender to increase its Revolver Commitments (it being understood that no Revolving Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase in an amount that is equal to the product of (x) the proposed Increase multiplied by (x) such Revolving Lenders Revolver Commitment divided by the sum of all Revolver Commitments immediately prior to the date of such proposed Increase, and if sufficient Revolving Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then the Administrative Agent or the Borrower may invite any prospective lender who is reasonably satisfactory to the Borrower and is an Eligible Assignee to become a Revolving Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $5,000,000 in excess thereof. In no event shall the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.22 on more than two (2) occasions in the aggregate for all such Increases.

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments in connection therewith:

(i) The Administrative Agent or the Borrower have obtained the commitment of one or more Revolving Lenders (and/or other prospective lenders reasonably satisfactory to the Borrower and that are Eligible Assignees) to provide the applicable Increase and any such Revolving Lenders (and/or prospective lenders), the Borrower, and the Administrative Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to the Administrative Agent, to which such Revolving Lenders (or prospective lenders), the Borrower, and the Administrative Agent are party,

(ii) each of the conditions precedent set forth in Section 4.02 are satisfied, and

(iii) the terms of any Increase shall be identical to this Agreement (except with respect to any arrangement and up-front fees payable in connection therewith) (the date of the effectiveness of any Increase, the “Increase Date”).

(c) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Revolver Commitments Amount pursuant to this Section 2.09.

(d) The Revolving Loans and Revolver Commitments established pursuant to this Section 2.09 shall constitute Revolving Loans and Revolver Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. The Borrower shall take any actions reasonably required by the Agents to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected or otherwise after giving effect to the establishment of any such new Revolver Commitments.

(e) Each of the Revolving Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Pro Rata Percentage after giving effect to such increased Revolver Commitments. For purposes of clarity, the foregoing provision is not intended to reduce any Pre-Increase Revolving Lender’s existing Revolver Commitment.

(f) Each Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents, including such amendments to the Schedules to this Agreement, as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower to effect the provision of this Section 2.09 (including information as to any acquired business), and for the avoidance of doubt, this Section 2.09 shall supersede any provisions in Section 2.14 or 10.02 to the contrary.

Section 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10, without premium or penalty, except as set forth in Section 2.13; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings (including all Protective Advances) and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i) or otherwise make arrangement reasonably satisfactory to the applicable Issuing Bank with respect to such Letters of Credit.

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Borrowing Base then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(v) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(vi) In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect, Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(c) [Reserved].

(d) Application of Prepayments. Mandatory prepayments shall be applied to the Revolving Loans outstanding, without any reduction of the Revolving Commitments. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(e), subject to the provisions of this Section 2.10(d).

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Revolving Loans shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(e) Notice of Prepayment. Borrower shall notify Administrative Agent (and, in the case of prepayment of a Swingline Loan, Swingline Lender) by written notice of any prepayment hereunder (which notice may be waived by the Administrative Agent in its sole discretion (or, in the case of Swingline Loans, by the Administrative Agent and the Swingline Lender in their discretion)) (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, Permitted Acquisition or other acquisition or contingent event to the extent permitted under this Agreement, in which case such notice may be revoked by Borrower (by notice to Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.11 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurodollar Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that were to have been converted on the first day of such Interest Period to a Eurodollar Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurodollar Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.

Section 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or Issuing Bank;

(ii) subject any Lender or Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or Issuing Bank, Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 14 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof) .

Section 2.13 Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

Section 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent at its offices at Three World Financial Center, 200 Vesey Street, New York, NY 10281, except payments to be made directly to Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment by Borrower on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. If, other than as expressly provided elsewhere herein or required by court order, (and/or Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d))

shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Holdings or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders or Issuing Bank hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or Issuing Bank, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct any Taxes from such payments, then (i) in the case of Indemnified Taxes or Other Taxes, the sum payable shall be increased by the Loan Parties as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Each Borrower shall indemnify, each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the provisions of this sentence shall not require Borrower to indemnify against any interest or penalties that result from the failure by such Recipient to timely file any tax return relating to Indemnified Taxes. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent) or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of any withholding tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it is legally entitled to do so, deliver to Borrower and to Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any taxes that are not U.S. federal withholding taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect, it being understood that the provision of any information currently required by any U.S. federal income tax form shall not be considered disadvantageous to the position of the Lender.

Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable law or upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit N, or any other form approved by Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(4) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit N, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit N, on behalf of such beneficial owner(s), or

(5) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and Administrative Agent to determine the withholding or deduction required to be made.

(iii) Any Lender that is not a Foreign Lender shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

(iv) Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(v) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(vi) The Administrative Agent shall provide to the Borrower two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(f) Treatment of Certain Refunds. If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender or in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place Administrative Agent or such Lender in a less favorable net after-tax position than Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(g) Mitigation. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15(a) or (c) with respect to such Lender it will, if requested by Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to mitigate the effect of any such event, including by designating another lending office for any Loan or LC Disbursement affected by such event and by completing and delivering or filing any tax related forms which would reduce or eliminate any amount of Indemnified Taxes or Other Taxes required to be deducted or withheld or paid by Borrower; provided that such efforts are made at Borrower’s expense and on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.15(g) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.15(a) or (c).

(h) Issuing Bank. For all purposes of this Section 2.15, the term Lender shall include Issuing Bank.

(i) Timely Notification. With respect to a claim by a Recipient for indemnification or payment of additional amounts pursuant to this Section 2.15, the Borrower shall not be required to compensate such Recipient for any amount incurred more than one hundred eighty (180) days prior to the date that such person notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof

Section 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

Section 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17 and in its discretion, to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Exposures exceeding the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base; provided that Borrower shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to Administrative Agent and Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $100,000 and integral multiples of $50,000 above such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to Swingline Lender and Administrative Agent before 12:00 (noon), New York City time, on the proposed date of prepayment.

(d) Participations. Swingline Lender may at any time in its discretion by written notice given to Administrative Agent (provided such notice requirement shall not apply if Swingline Lender and Administrative Agent are the same entity) not later than 12:00 noon, New York City time, on the next succeeding Business Day following such notice require the applicable Revolving Lenders to acquire participations on such Business Day in all or a portion of the applicable Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, Administrative Agent will give notice thereof to each applicable Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each applicable Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and Administrative Agent shall promptly pay to Swingline Lender the amounts so received by it from the Revolving Lenders. Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to Administrative Agent and not to Swingline Lender. Any amounts received by Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Administrative Agent. Any such amounts received by Administrative Agent shall be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

Section 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request Issuing Bank, and Issuing Bank agrees, to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to Administrative Agent and Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if, after giving effect to such issuance, (i) the LC Exposure would exceed the LC Commitment or (ii) the total Revolving Exposure would exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base. In addition, on the Closing Date, the Backstop LC shall be issued hereunder. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by Issuing Bank), an LC Request to Issuing Bank and Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as Issuing Bank may reasonably require.

If requested by Issuing Bank, Borrower also shall submit a letter of credit application on Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the applicable LC Exposure shall not exceed the applicable LC Commitment, (ii) the total applicable Revolving Exposures shall not exceed the total applicable Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless Issuing Bank and Administrative Agent shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, Issuing Bank shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). If Issuing Bank is not the same person as Administrative Agent, on the first Business Day of each calendar month, Issuing Bank shall provide to Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date.

(i) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (B) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(ii) If Borrower so requests in any Letter of Credit Request, Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Issuing Bank, Borrower shall not be required to make a specific request to Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that Issuing Bank shall not permit any such renewal if (x) Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 are not then satisfied.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, within one (1) Business Day of the date that Borrower shall have received written notice of such LC Disbursement from Issuing Bank; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans.

(ii) If Borrower fails to make such payment when due, Issuing Bank shall notify Administrative Agent and Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and Administrative Agent will promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. Administrative Agent will promptly pay to Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by Administrative Agent from Borrower thereafter will be promptly remitted by Administrative Agent to the Revolving Lenders that shall have made such payments and to Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to Administrative Agent for the account of Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of each Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Issuing Bank; provided that the foregoing shall not be construed to excuse Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of Issuing Bank (as finally determined by a court of competent jurisdiction), Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Issuing Bank shall, promptly following receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Issuing Bank shall promptly give written notice to Administrative Agent and Borrower of such demand for payment and whether Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to and including the date that such Borrower is required to reimburse such LC Disbursement under Section 2.18(e)(i), at the interest rate then in effect for ABR Loans, and thereafter, at the rate per annum determined pursuant to Section 2.06(c) until (but excluding) the date that such Borrower reimburses such LC Disbursement. Interest accrued pursuant to this paragraph shall be for the account of Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts satisfactory to Collateral Agent, in the name of Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by Administrative Agent to reimburse Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral under this Section 2.18(i) as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of Administrative Agent (which consent shall not be unreasonably withheld), Issuing Bank and such Revolving Lender(s). Any Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall have all the rights and obligations of Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require. Administrative Agent shall notify the Lenders of any such additional Issuing Bank. If at any time there is more than one applicable Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(k) Resignation or Removal of Issuing Bank. Any Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days prior notice to the Lenders, Administrative Agent and Borrower; provided, that, if there is only one Issuing Bank at such time, then, unless Borrower otherwise consents, such resigning Issuing Bank shall either designate a successor Issuing Bank hereunder (and such successor shall agree to act as Issuing Bank hereunder) or such Issuing Bank shall remain as Issuing Bank hereunder. Any Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such resignation of an Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l) Other. No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank.

No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

Section 2.19 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to Issuing Bank pursuant to clause (b)(v) below);

(b) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the applicable non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all applicable non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages; or

(v) if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, the Commitment Fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(c) Swingline Lender shall not be required to fund any Swingline Loan and Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless they are satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and

(d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent, (iv) fourth, if so determined by Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

(e) In the event that Administrative Agent, Borrower, Issuing Bank or Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower, Administrative Agent, Issuing Bank, Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

Section 2.20 Determination of Borrowing Base.

(a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by Borrower or its Subsidiary Guarantors and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Administrative Agent shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any of the following Accounts:

(i) any Account on which Collateral Agent, on behalf of the Secured Parties, does not have a perfected, first priority Lien subject to no other Liens that are pari passu or prior to the Liens securing the Secured Obligations (other than inchoate or other Liens (including tax Liens) arising by operation of law);

(ii) any Account that is not owned by Borrower or its Subsidiary Guarantors;

(iii) any Account due from an Account Debtor that is not domiciled in the United States or Canada and (if not a natural Person) organized under the laws of the United States, Canada or any political subdivision thereof, unless the Account is supported by an irrevocable letter of credit satisfactory to Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to Collateral Agent and is directly drawable by Collateral Agent;

(iv) any Account that is payable in any currency other than an Approved Currency;

(v) any Account that does not arise from the sale of goods or the performance of services by Borrower or its Subsidiary Guarantors in the ordinary course of their business;

(vi) any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (a) to the extent that Borrower’s or its Subsidiary Guarantors’ right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which Borrower or its Subsidiary Guarantors is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s or its Subsidiary Guarantors’ completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to Administrative Agent in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of such Borrower or Subsidiary Guarantor;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of Borrower or a Guarantor, or to any entity that has any common officer or director with Borrower or a Guarantor, to the extent that the aggregate amount of any such Accounts exceeds $100,000; provided that this clause (xi) shall not exclude any Account of an Account Debtor solely on the basis that it is a portfolio company of any Sponsor;

(xii) to the extent Borrower or any Guarantor or Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to any Borrower or any Guarantor or Subsidiary but only to the extent of the potential offset;

(xiii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv) any Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(A) any Account not paid within 120 days following its original invoice date; or

(B) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(C) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv) any Account that is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.20(a);

(xvi) any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (or, with respect to representations or warranties that are qualified by materiality, after giving effect to such qualification, any of such representations and warranties are untrue);

(xvii) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xviii) to the extent such Account exceeds any credit limit established by Administrative Agent, in its Permitted Discretion, based on the credit characteristics of the applicable Account Debtor; or

(xix) any Account on which the Account Debtor is a Governmental Authority, unless (a) if the Account Debtor is the United States of America, any State or political subdivision thereof or any department, agency or instrumentality of the United States of America or any State or political subdivision thereof, Borrower or its Subsidiary Guarantors have assigned their rights to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of any such federal Governmental Authority, and pursuant to any requirements of applicable law, if any, in the case of any such other Governmental Authority, and (b) if the Account Debtor is any other Governmental Authority, Borrower or its Subsidiary Guarantors have if required by any applicable law, assigned their rights to payment of such Account to Administrative Agent pursuant to applicable law, if any, and, in each such case where such acceptance and acknowledgment is required by applicable law, such assignment has been accepted and acknowledged by the appropriate government officers to the extent so required.

(b) Eligible Inventory. On any date of determination of the Borrowing Base, all of the Inventory owned by Borrower or its Subsidiary Guarantors and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Administrative Agent shall be “Eligible Inventory” for the purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include:

(i) any Inventory on which Collateral Agent, on behalf of the Secured Parties, does not have a perfected, first priority Lien subject to no other Liens that are pari passu or prior to the Liens securing the Secured Obligations (other than inchoate or other Liens (including tax Liens) arising by operation of law);

(ii) any Inventory that is stored (a) at a leased location where the aggregate value of Inventory exceeds $100,000 unless either (x) a Landlord Access Agreement has been delivered to Administrative Agent or (y) Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto, (b) with a bailee or warehouseman where the aggregate value of Inventory exceeds $100,000 unless either (x) a reasonably satisfactory, acknowledged bailee waiver letter has been received by Administrative Agent or (y) Reserves reasonably satisfactory to Administrative Agent have been established with respect thereto, or (c) at any location where the aggregate value of Inventory is less than $100,000 and for which no bailee letters or Landlord Access Agreements have been obtained or no rent Reserves have been taken, but only to the extent the value of such Inventory at all such locations in the aggregate exceeds $500,000 (and for the avoidance of doubt, only with respect to such excess amount);

(iii) any Inventory that is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent is in place with respect to such Inventory;

(iv) any Inventory that is not located in the United States or Canada or is in transit (except for Eligible In-Transit Inventory);

(v) any Inventory that is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent or any customs broker or other carrier who is then subject to an effective Customs Broker Agreement with all necessary endorsements, free and clear of all Liens except those in favor of Collateral Agent, other Permitted Liens and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with;

(vi) any Inventory that is to be returned to suppliers;

(vii) any Inventory that is obsolete, unsalable, slow-moving, shopworn, damaged or unfit for sale;

(viii) any Inventory that consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(ix) any Inventory that is not of a type held for sale in the ordinary course of Borrower’s or its Subsidiary Guarantors’ business;

(x) any Inventory that breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect (or, with respect to representations or warranties that are qualified by materiality, after giving effect to such qualification, breaches any of such representations and warranties);

(xi) any Inventory that consists of Hazardous Material or goods that can be transported or sold only with licenses that are not readily available;

(xii) any Inventory that is subject to any licensing arrangement the effect of which would be to limit the ability of Administrative Agent, or any Person selling the Inventory on behalf of Administrative Agent, to sell such Inventory in enforcement of Collateral Agent’s Liens, without further consent or payment to the licensor or other Person, unless such consent has been obtained; or

(xiii) any Inventory that is not covered by casualty insurance maintained as required by Section 5.04.

Section 2.21 Accounts; Cash Management.

Subject to Section 5.14 and Schedule 5.14, each Borrower and each Guarantor shall maintain a cash management system which is reasonably acceptable to Administrative Agent (the “Cash Management System”), which shall operate as follows:

(a) All proceeds of Collateral held by any Borrower or any other Loan Party (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts as set forth on Schedule 2.21 or other accounts subject to the terms of the Security Agreements and applicable Control Agreements (other than Excluded Deposit Accounts).

(b) Borrower shall establish and maintain, and shall cause each Guarantor to establish and maintain, at its sole expense blocked accounts or lockboxes and related deposit accounts, which, on the Closing Date, shall consist of accounts and related lockboxes maintained by the financial institutions as described on Schedule 2.21 hereto (in each case, except for Excluded Deposit Accounts, “Blocked Accounts”), or with such other banks as selected by the Borrower from time to time subject to this Section 2.21, into which Borrower and Guarantors shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. Borrower and Guarantors shall deliver, or cause to be delivered, to Administrative Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrower or any Guarantor is maintained. Borrower shall further execute and deliver, and shall cause each Guarantor to execute and deliver, such agreements and documents as Administrative Agent may require in connection with such Blocked Accounts and such Control Agreements. Unless otherwise agreed to by the Administrative Agent, the Borrower and Guarantors shall not establish any deposit accounts into which proceeds of Collateral are deposited, unless Borrower or such Guarantor has complied in full with the provisions of this Section 2.21(b) with respect to such deposit accounts. Each Borrower agrees that from and after the delivery of an Activation Notice all payments made to such Blocked Accounts or other funds received and collected by Administrative Agent or any Lender, whether in respect of the Accounts or as proceeds of Inventory shall be treated as payments to Administrative Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding applicable Obligations.

(c) The applicable bank at which any Blocked Accounts are maintained shall agree from and after the receipt of a notice (an “Activation Notice”) from Administrative Agent (which Activation Notice the Administrative Agent agrees shall only be given, at the Administrative Agent’s option, or upon instruction of the applicable Required Lenders, at any time during a Cash Dominion Period) pursuant to the applicable Control Agreement, to forward, daily, all amounts in each Blocked Account to the account designated as a collection account (the “Collection Account”), which shall be under the exclusive dominion and control of Administrative Agent.

(d) From and after the delivery of an Activation Notice, Administrative Agent shall apply all such funds in the Collection Account on a daily basis to the repayment of the applicable Obligations in accordance with Section 8.02. Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under Sections 8.02(a) through (k), upon Borrower’s request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in the Collection Account shall be released to such Borrower.

(e) Unless otherwise agreed to by the Administrative Agent, the Borrower, Guarantors and their directors, employees and agents shall promptly deposit or cause the same to be deposited, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or Inventory which come into their possession or under their control in the applicable Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent. Each Borrower agrees to reimburse Administrative Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent’s payments to or indemnification of such bank or person.

(f) Notwithstanding anything to the contrary, the provisions of this Section 2.21 shall not apply to any deposit, securities or other accounts acquired by a Loan Party in connection with an acquisition that is not prohibited under this Agreement prior to the date that is ninety (90) days (or such later date as the Administrative Agent may agree in its discretion) following the consummation of such acquisition.

Section 2.22 Protective Advances.

(a) Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time after the occurrence and during the continuance of a Default or an Event of Default, the Administrative Agent hereby is authorized by the Borrower and the Lenders, from time to time, in the Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Lenders, that the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Secured Bank Product Obligations) (the Revolving Loans described in this Section 2.22(a) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Line Cap.

(b) Each Protective Advance shall be deemed to be a Revolving Loan hereunder, except that no Protective Advance shall be eligible to be a Eurodollar Loans and all payments on the Protective Advances shall be payable to the Administrative Agent solely for its own account. The Protective Advances shall be repayable on demand, secured by the Administrative Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Loans that are ABR Loans. The provisions of this Section 2.22 are for the exclusive benefit of the Administrative Agent, Swingline Lender, and the Lenders and are not intended to benefit Borrower (or any other Loan Party) in any way.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, each Issuing Bank and each of the Lenders at the time of each Credit Extension that:

Section 3.01 Organization; Powers.

Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required; except in each case referred to in clause (a) (other than with respect to the Borrower), (b) (other than with respect to the Borrower) and (c), to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability.

This Agreement and each other Loan Document to be entered into by each Loan Party to which such person is a party, and the consummation of the Transactions, are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered, as of the Closing Date by each Loan Party, and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ and secured parties’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 No Conflicts.

Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which such person is a party, and the consummation of the Transactions, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, except to the extent any such violation that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

Section 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of comprehensive income, members’ equity and cash flows of the Borrower (i) as of and for the fiscal year ended December 31, 2012, audited by and accompanied by the unqualified opinion of Grant Thornton LLP, independent public accountants, and (ii) as of and for the nine-month period ended September 30, 2013 and for the comparable period of the preceding fiscal year, in each case, certified by a Financial Officer. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly noted therein and subject, in the case of any quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes) and present fairly in all material respects the financial condition and results of operations and cash flows of the Borrower as of the dates and for the periods to which they relate.

(b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), as of the Closing Date, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and, as of the Closing Date after giving effect to the Transactions, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the Existing Notes and the Term Loan Documents. Since December 31, 2012, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Forecasts. The projections furnished to the Administrative Agent pursuant to Section 4.01(d) and all Projections delivered pursuant to Section 5.01(d), have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable at the time made, it being understood that projections as to future events are not to be viewed as facts and actual results may vary materially from such forecasts.

Section 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair, except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. Schedules 8(a), 8(b) and 8(c) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by any Company as of the Closing Date and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the Closing Date and describes the type of interest therein held by such Company.

(c) No Casualty Event. No Company has received any written notice of, nor has any knowledge of, the occurrence or pendency of any Casualty Event affecting all or any material portion of its property. No U.S. Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

Section 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, except for any such claim which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party that are listed in Schedule 12(a) or 12(b) to the Perfection Certificate, on and as of the Closing Date (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreements) listed in Schedule 12(a) or 12(b) to the Perfection Certificate and (ii) all registrations listed in Schedule 12(a) or 12(b) to the Perfection Certificate are valid and in full force and effect.

(c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedule 12(a) or 12(b) to the Perfection Certificate, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

Section 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedules 1(a) and 10(a) to the Perfection Certificate dated the Closing Date set forth a list of (i) all the Subsidiaries of Intermediate Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. As of the Closing Date, all Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Intermediate Holdings and the general partner interests of Borrower, are owned by Intermediate Holdings, directly or indirectly through Wholly Owned Subsidiaries. All limited partner Equity Interests of Borrower are owned directly by Intermediate Holdings. The general partner of Borrower is General Partner.

(b) No Consent of Third Parties Required. Except with respect to consents obtained by the Companies on or prior to the Closing Date (or, in the case of any such pledge of Equity Interest occurring after the Closing Date, on or prior to the date of such pledge), no consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or priority of the security interest of Collateral Agent in any Equity Interests pledged to Collateral Agent for the benefit of the Secured Parties under the Security Agreements or the exercise by Collateral Agent of the voting or other rights provided for in the Security Agreements or the exercise of remedies in respect thereof.

(c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Intermediate Holdings, Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 10(a) to the Perfection Certificate dated the Closing Date.

Section 3.08 Litigation; Compliance with Laws.

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.09 Reserved.

Section 3.10 Federal Reserve Regulations.

No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

Section 3.11 Investment Company Act.

No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds.

Borrower may use the proceeds of any Revolving Loans and Swingline Loans made on the Closing Date to consummate the Transactions and pay Transaction Expenses and, after the Closing Date, will use the proceeds of the Revolving Loans and Swingline Loans for working capital and other general corporate purposes (including to effect Permitted Acquisitions).

Section 3.13 Taxes.

Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and (c) satisfied all of its withholding tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.14 No Material Misstatements.

No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized assumptions believed by it to be reasonable at the time of preparation and due care in the preparation of such information, report, financial statement, exhibit or schedule; it being understood that such projections may vary from actual results and that such variances may be material.

Section 3.15 Labor Matters.

As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

Section 3.16 Solvency.

On the Closing Date, after giving effect to the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.17 Employee Benefit Plans.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except as could not reasonably be expected to result in a Material Adverse Effect or a liability in excess of $250,000 to any Company. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

(b) To the extent applicable, each Foreign Plan has been maintained in compliance with its terms, with all applicable collective bargaining agreements and other applicable written agreements between the Company party thereto and such Company’s employees, and with the requirements of any and all applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Effect or a liability in excess of $250,000 to any Company. No Foreign Plan, nor any related trust or other funding medium thereunder, is subject to any pending or, to the knowledge of each Loan Party, threatened or anticipated investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other person (other than routine claims for benefits) that could reasonably be expected to have a Material Adverse Effect and, to the knowledge of each Loan Party, there exists no state of facts which after notice or lapse of time or both would reasonably be expected to give rise to any such investigation, examination or other legal proceeding. Where applicable, the most recently filed actuarial reports in respect of each Foreign Plan fairly present the funded status of each such plan as at the date of the applicable report. No Company has, as of the Closing Date, incurred any material obligation in connection with the termination of any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan in an amount that could reasonably be expected to have a Material Adverse Effect, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued in accordance with GAAP and fully and accurately disclosed in accordance with GAAP. No event has occurred respecting any Foreign Plan which would entitle any person to cause the termination of such Foreign Plan in whole or in part and no action has been taken nor has any order been made by any applicable Governmental Authority to that effect if such termination would reasonably be expected to have a Material Adverse Effect.

(c) To the extent applicable, each Canadian Pension Plan has been maintained in compliance with its terms, with all applicable collective bargaining agreements and other applicable written agreements between the Company party thereto and such Company’s employees, and with the requirements of any and all applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Effect or a liability in excess of $250,000 to any Company. All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable Requirements of Law, except as could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no Canadian Pension Plans. No Canadian Pension Event has occurred or is reasonably expected to occur that, when taken together with all other such Canadian Pension Events, could reasonably be expected to result in a Material Adverse Effect.

Section 3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five (5) years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or their predecessors in interest or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18:

(i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except in each case as could not reasonably be expected to result in a Material Adverse Effect;

(ii) Except as could not reasonably be expected to result in a Material Adverse Effect, no Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) Except as could not reasonably be expected to result in a Material Adverse Effect, no Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification,

registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v) As of the Closing Date (and with respect to any property as to which a Mortgage is taken, the date on which the Mortgage is granted), the Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.

Section 3.19 Insurance.

Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid and no Company has received notice of violation or cancellation thereof. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 3.20 Security Documents.

(a) Security Agreements.

(i) The U.S. Security Agreement is effective to create in favor of Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the U.S. Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the U.S. Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the U.S. Security Agreement), the Liens created by the U.S. Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the U.S. Security Agreement Collateral (other than such U.S. Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(ii) The Canadian Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Canadian Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Canadian Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Canadian Security Agreement), the Liens created by the Canadian Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Canadian Security Agreement Collateral (other than such Canadian Security

Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.

(b) PTO Filing; Copyright Office Filing. When the applicable Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office, the United States Copyright Office, and the Canadian Intellectual Property Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the applicable Security Agreement) and Trademarks (as defined in the applicable Security Agreement) registered or applied for with the United States Patent and Trademark Office or Canadian Intellectual Property Office, as the case may be, or Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office or Canadian Intellectual Property Office, as the case may be, in each case subject to no Liens other than Permitted Collateral Liens.

(c) Mortgages.

(i) Upon the effectiveness thereof in accordance with Section 5.14 and Schedule 5.14, each U.S. Mortgage shall be effective to create, in favor of Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the U.S. Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to Collateral Agent, and when the U.S. Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any U.S. Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such U.S. Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the U.S. Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the U.S. Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such U.S. Mortgage.

(ii) Upon the effectiveness thereof in accordance with Section 5.14 and Schedule 5.14, each Canadian Mortgage shall be effective to create, in favor of Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable second priority Liens on, and security interests in, all of the Canadian Guarantors’ right, title and interest in and to the Canadian Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to Collateral Agent, and when the Canadian Mortgages are filed in the offices specified on Schedule 8(a) to the Perfection Certificate dated the Closing Date (or, in the case of any Canadian Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.10 and 5.11, when such Canadian Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.10 and 5.11), the Canadian Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Canadian Guarantors in the Canadian Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Canadian Mortgage.

(d) Valid Liens.

(i) Each U.S. Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession by Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession (which possession shall be given to the Collateral Agent to the extent required by any U.S. Security Document), such U.S. Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent that perfection may be achieved by such filings, recordations or possession, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

(ii) Each Canadian Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Canadian Guarantors’ right, title and interest in and to the Canadian Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession by Collateral Agent of such Canadian Collateral with respect to which a security interest may be perfected only by possession (which possession or control shall be given to Collateral Agent to the extent required by any Canadian Security Document), such Canadian Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Canadian Guarantors in such Canadian Collateral to the extent that perfection may be achieved by such filings, recordations or possession, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

Section 3.21 Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party and none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party and none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22 Location of Material Inventory.

As of the Closing Date, Schedule 3.22 sets forth all locations in the United States and Canada where the aggregate value of Inventory owned by the Loan Parties exceeds $100,000.

Section 3.23 Accuracy of Borrowing Base.

At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria to be an Eligible Account and an item of Eligible Inventory, respectively.

Section 3.24 Existing Intercreditor Agreement.

Until the Refinancing shall have occurred, (a) the Existing Intercreditor Agreement is and shall remain in full force and effect in favor of and for the benefit of the Agents (and the other Secured Parties), (b) the Secured Obligations are “First Lien Debt” under the Existing Intercreditor Agreement, the Agents are the “First Lien Agent” under the Existing Intercreditor Agreement, and (c) Liens granted in favor of the Collateral Agent in Collateral, whether or not perfected and whether acquired by grant, statute, operation of law, subrogation or otherwise, are senior in right, priority, operation, effect and in all other respects to any Lien on “Second Lien Collateral (as defined in the Existing Intercreditor Agreement).

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

Section 4.01 Conditions to Effectiveness.

The obligation of each Lender (if applicable) and Issuing Bank (if applicable) to fund the initial Credit Extension requested to be made by it shall, except as expressly provided in Section 5.14, be subject to the prior or concurrent (except as expressly provided in this Section 4.01) satisfaction of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents required to be executed and delivered on the Closing Date, the Existing Intercreditor Agreement Amendment and the Perfection Certificate (for the avoidance of doubt, the Intercreditor Agreement shall not be executed and delivered until the date on which the Term Loans are funded).

(b) Corporate Documents. Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing or status of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Section 4.01(e) and Sections 4.02(b), (c) and (d) (to its knowledge).

(d) Financial Statements; Pro Forma Balance Sheet; Projections. The Arrangers shall have received the financial statements described in Section 3.04(a), the unaudited pro forma consolidated balance sheet of Pubco and its Subsidiaries as of the last day of the twelve-month period ended September 30, 2013, prepared after giving effect to the Transactions occurring on the Closing Date, and projections prepared on a quarterly basis for the fiscal year ending December 31, 2014 and on an annual basis for each subsequent fiscal year of Pubco through the fiscal year ending December 31, 2018.

(e) Indebtedness. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness other than Indebtedness permitted under Section 6.01.

(f) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and each Issuing Bank, a written opinion of (i) Ropes & Gray LLP, New York counsel for the Loan Parties, and (ii) each local counsel listed on Schedule 4.01(f), in each case dated the Closing Date.

(g) Solvency Certificate. Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by a Financial Officer.

(h) Fees. The Arrangers and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including the reasonable legal fees and expenses of Paul Hastings LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(i) Personal Property Requirements. Collateral Agent shall have received:

(i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii) the Intercompany Note executed by and among Intermediate Holdings and each of its Subsidiaries, accompanied by instruments of transfer undated and endorsed in blank; and

(iii) UCC and PPSA financing statements in appropriate form for filing under the UCC, the PPSA, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents in personal property Collateral.

(j) Lien Searches. Collateral Agent shall have received certified copies of recent UCC, PPSA, and judgment searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties.

(k) Term Loan Credit Agreement. There shall have been delivered to the Administrative Agent a duly executed Term Loan Credit Agreement.

(l) USA PATRIOT Act. The Administrative Agent shall have received, at least 5 days prior to the Closing Date, all documentation and other information about the Loan Parties required under Section 10.13 that has been requested by the Administrative Agent in writing at least 10 days prior to the Closing Date.

(m) Borrowing Base Certificate. Administrative Agent shall have received a Borrowing Base Certificate as of the last day of September 2013, in form and substance reasonably satisfactory to Administrative Agent.

(n) Insurance. Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to Administrative Agent.

Without limiting the generality of the provisions of the penultimate paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Issuing Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions.

The obligation of each Lender and Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to the conditions precedent set forth below.

(a) Notice. Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, Issuing Bank and Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, Swingline Lender and Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. At the time of and immediately after giving effect to such proposed Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it.

(e) USA PATRIOT Act. With respect to Letters of Credit issued for the account of a Subsidiary only, the Lenders and Administrative Agent shall have timely received the information required under Section 10.13.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b) and (c) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized in accordance with Section 2.18(i) or been back-stopped by a letter of credit in form and substance reasonably satisfactory to the applicable Issuing Bank and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

Section 5.01 Financial Statements, Reports, etc.

Furnish to Administrative Agent (with a copy for each Lender):

(a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2013, the consolidated balance sheet of Pubco as of the end of such fiscal year and related consolidated statements of comprehensive income, cash flows and stockholders’ or members’ equity for such fiscal year, in comparative form for any fiscal year ending after December 31, 2013 with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a report and opinion of Grant Thornton LLP or another independently registered public accounting firm of recognized national standing (which report and opinion (A) shall be prepared in accordance with generally accepted auditing standards and (B) shall not be qualified as to scope or contain any “going concern” or like qualification or exception, except for a going concern statement that is due to the impending maturity of any Indebtedness), (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal year, as compared to budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year; provided that the requirements of this clause (a) shall be deemed to be satisfied by the filing of a Form 10-K by Pubco;

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2014, the consolidated balance sheet of Pubco as of the end of such fiscal quarter and related consolidated statements of comprehensive income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form for any fiscal year ending after December 31, 2014 with the consolidated statements of comprehensive income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Pubco as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to budgeted amounts; provided that the requirements of this clause (b) shall be deemed to be satisfied by the filing of a Form 10-Q by Pubco;

(c) Financial Officer’s Certificate. No later than five (5) Business Days after delivery of financial statements under Section 5.01 (a) or (b), a Compliance Certificate (i) certifying that no Default has occurred and is continuing or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) attaching unaudited consolidating financial information that explains in reasonable detail the differences between the information relating to Pubco, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand;

(d) Budgets. Within sixty (60) days after the end of each fiscal year, a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of Pubco for its internal use (including a projected consolidated balance sheet of Pubco as of the end of such fiscal year, the related consolidated statements of projected income and projected cash flow and setting forth the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(e) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Section 5.02 Litigation and Other Notices.

Furnish to Administrative Agent written notice of the following promptly (and, in any event, within three (3) Business Days) after the same shall have come to the attention of a Responsible Officer:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the occurrence of an ERISA Event or a Canadian Pension Event which could reasonably be expected to result in a Material Adverse Effect; and

(c) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect; and

(d) the occurrence of any other event which could materially affect the value of the ABL Priority Collateral.

Section 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay its monetary obligations and perform its other material obligations under all Leases; and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

Section 5.04 Insurance.

(a) Generally. Maintain adequate insurance at all times on all Collateral of the kinds customarily maintained by Persons engaged in the same or similar business.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation or non-renewal of coverage thereof shall be effective until at least 30 days after receipt by Collateral Agent of written notice thereof, (ii) name Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, (iii) if reasonably requested by Collateral Agent, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to Collateral Agent.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 5.05 Payment of Taxes.

Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.06 Employee Benefits.

(a) Comply in all material respects with the applicable provisions of ERISA and the Code with respect to each Plan and (b) furnish to Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $1,000,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; and (y) upon request by Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as Administrative Agent shall reasonably request; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof. No Company will allow any Foreign Plan or Canadian Pension Plan to be terminated if the effect thereof could reasonably be expected to result in a Material Adverse Effect.

Section 5.07 Maintaining Records; Access to Properties and Inspections.

Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by Administrative Agent to visit and inspect the financial records and the property of such Company, upon reasonable notice and at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by Administrative Agent to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants, subject to the Administrative Agent executing accountants’ customary letters); provided, that unless an Event of Default has occurred and is continuing, (i) inspections are limited to two (2) in any calendar year and (ii) only one (1) such inspection during any calendar year shall be at the expense of the Borrower. The Borrower shall give the Administrative Agent the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.07, none of the Borrower or any of the Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 5.08 Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

Section 5.09 Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by applicable Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 5.10 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.10, with respect to any property (other than any Excluded Property) acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such later date as may be agreed to by Administrative Agent) (i) execute and deliver to Administrative Agent and Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as Administrative Agent or Collateral Agent shall deem necessary or advisable to grant to Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Administrative Agent; provided that, except with respect to Norcraft Canada, no action shall be required hereunder to create or perfect any security interest in any property under the law of any jurisdiction other than the United States, except as otherwise agreed in writing by the Borrower; provided, further, no action shall be required with respect to Norcraft Canada under the law of any jurisdiction other than the United States and Canada. Subject to the foregoing, Borrower shall otherwise take such actions and execute and/or deliver to Collateral Agent such documents as Administrative Agent or Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary after the Closing Date (other than any Excluded Subsidiary), promptly (and in any event within 30 days after such person becomes a Subsidiary or such later date as may be agreed to by Administrative Agent) (i) deliver to Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary (other than any Excluded Equity Interests), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (other than any Excluded Subsidiary) (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the opinion of Administrative Agent or Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of UCC and, as applicable for any Canadian Guarantor that is designated as a Subsidiary Guarantor pursuant to Section 5.10(d), PPSA financing statements; provided that (except as set forth in Section 5.10(a) above or Section 5.10(d) below (as applicable)) no action shall be required hereunder to create or perfect any security interest in any property under the law of any jurisdiction other than the United States, except as otherwise agreed in writing by the Borrower.

(c) Promptly grant to Collateral Agent, within 60 days of any acquisition thereof after the Closing Date or such later date as may be agreed to by Administrative Agent, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $2,000,000, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent and Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to Collateral Agent such documents as Administrative Agent or Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent) in respect of such Mortgage); provided that, except with respect to the owned Real Property of Norcraft Canada set forth on Schedule 8(a) to the Perfection Certificate, no action shall be required hereunder to create or perfect any security interest in any Real Property under the law of any jurisdiction other than the United States, except as otherwise agreed in writing by the Borrower; provided, further, no action shall be required with respect to Norcraft Canada under the law of any jurisdiction other than the United States and Canada.

(d) Notwithstanding anything to the contrary herein, the Borrower may from time to time designate, in its sole discretion, any Excluded Subsidiary as a Subsidiary Guarantor by written notice to the Administrative Agent. Upon any such designation, the Borrower shall comply with the requirements of Section 5.10(b) with respect to such person (disregarding for such purpose any exclusion that would otherwise apply to such person as an Excluded Subsidiary).

Section 5.11 Security Interests; Further Assurances.

Promptly, upon the reasonable request of Administrative Agent, Collateral Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent or Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except Permitted Collateral Liens. Deliver or cause to be delivered to Administrative Agent and Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent as Administrative Agent and Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by Administrative Agent, Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent, Collateral Agent or such Lender may require; provided that, except with respect to Norcraft Canada, no action shall be required hereunder to create or perfect any security interest in any property under the law of any jurisdiction other than the United States; provided, further, no action shall be required with respect to Norcraft Canada under the law of any jurisdiction other than the United States and Canada. If Administrative Agent, Collateral Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to Administrative Agent and Collateral Agent.

Section 5.12 Information Regarding Collateral.

(a) Not effect any change (i)(w) in any Loan Party’s legal name, (x) in the location of any Loan Party’s chief executive office, (y) in any Loan Party’s identity or organizational structure, or (z) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, unless, in the case of each of the preceding clauses (i)(w) through (i)(z), it shall give Collateral Agent and Administrative Agent written notice within 30 days after such change, or such greater notice period agreed to by Collateral Agent, clearly describing such change and providing such other information in connection therewith as Collateral Agent or Administrative Agent may reasonably request, or (ii) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until, in the case of the preceding clause (ii), it shall have given Collateral Agent and Administrative Agent not less than 15 days’ prior written notice, or such lesser notice period agreed to by Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent or Administrative Agent may reasonably request. In the case of each of clauses (i) and (ii) in the immediately preceding sentence, each applicable Loan Party shall take all action reasonably satisfactory to Collateral Agent to maintain the perfection and priority of the security interest of Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to Administrative Agent and Collateral Agent a Perfection Certificate Supplement.

Section 5.13 Compliance with Laws.

The Borrower will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including OFAC, USA PATRIOT Act and United States Foreign Corrupt Practices Act of 1977, as amended), except to the extent the failure of such Borrower or such Subsidiary to comply would not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Post-Closing Matters.

Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule (or such longer period as the Administrative Agent may agree in its discretion).

All conditions precedent, covenants and representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true or any provision of any covenant breached because the foregoing actions were not taken on the Closing Date the respective representation and warranty shall be required to be true and correct in all material respects and the respective covenant complied with at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.14 and (y) all representations and warranties and covenants relating to the Security Documents shall be required to be true or, in the case of any covenant, complied with, immediately after the actions required to be taken by this Section 5.14 have been taken (or were required to be taken).

Section 5.15 Borrowing Base Verification; Inventory Appraisals.

The Loan Parties shall cooperate fully with Administrative Agent and its agents during all Collateral field audits and Inventory Appraisals, which shall, in each case, be carried out at the request of the Administrative Agent not more than one (1) time during any period of twelve consecutive months, at the Borrower’s expense, and be conducted by appraisers and examiners reasonably satisfactory to the Administrative Agent; provided that notwithstanding the foregoing limitations (i)(A) the Administrative Agent may carry out, at the Borrower’s expense, not more than two (2) Collateral field audits and two (2) Inventory Appraisals during any period of twelve consecutive months at any time on or after the date on which Borrowing Availability has been less than $7,500,000 for five (5) consecutive Business Days and (B) at any time following the occurrence and during the continuation of a Specified Event of Default, the Administrative Agent may carry out, at the Borrower’s expense, Collateral field audits and Inventory Appraisals as frequently as the Administrative Agent shall consider reasonably necessary.

Section 5.16 Borrowing Base-Related Reports.

Borrower shall deliver or cause to be delivered (at the expense of Borrower) to Administrative Agent the following:

(a) in no event later than twenty (20) days after the end of each month for the month most recently ended (or, during a Cash Dominion Period, upon request of Administrative Agent, but not more frequently than weekly (in such case, no later than three (3) Business Days after the end of each week)), a Borrowing Base Certificate from Borrower accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its Permitted Discretion; provided that any Borrowing Base Certificate delivered pursuant to this Section 5.16(a) other than with respect to month’s end may be based on such reasonable estimates as may be mutually acceptable to Borrower and Administrative Agent.

(b) upon request by Administrative Agent, and in no event later than thirty (30) days after the end of each month, (i) a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by Administrative Agent in its Permitted Discretion and (ii) a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its Permitted Discretion;

(c) at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and (b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of Borrower to the general ledger of Borrower, accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its Permitted Discretion; and

(d) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Loan Parties as Administrative Agent shall from time to time request in its Permitted Discretion.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.16 shall constitute a representation and warranty by Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized in accordance with Section 2.18(i) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

Section 6.01 Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b) and any Permitted Refinancing (other than Existing Notes) thereof, (ii) prior to the Refinancing, Indebtedness under the Existing Notes and (iii) (A) so long as the Refinancing has occurred, Indebtedness (x) pursuant to the Term Loan Credit Agreement (including any “Incremental Loans” permitted under Section 2.17 of the Term Loan Credit Agreement as in effect on the Closing Date) and (y) consisting of “Incremental Equivalent Debt” permitted under Section 2.17(g) of the Term Loan Credit Agreement as in effect on the Closing Date in an aggregate principal amount under the foregoing sub-clauses (x) and (y) not to exceed the Permitted Term Loan Debt Cap and (B) any Permitted Refinancing or any “Refinancing Equivalent Debt” (as defined in the Term Loan Credit Agreement as in effect on the Closing Date), in each case, in respect of Indebtedness referred to in this clause (b)(iii) (the Indebtedness described in this clause (b)(iii), collectively, the “Permitted Term Loan Debt”);

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Indebtedness permitted by Section 6.04(e);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations in an aggregate amount at any time outstanding not to exceed the greater of $10,000,000 and 3.60% of Total Assets (in each case determined at the time of incurrence or assumption) and any Permitted Refinancing thereof;

(f) Indebtedness incurred by Subsidiaries that are not Guarantors in an aggregate amount at any time outstanding not to exceed the greater of $5,000,000 and 1.80% of Total Assets (in each case determined at the time of incurrence or assumption) it being understood that any Indebtedness incurred pursuant to this Section 6.01(f) shall cease to be deemed incurred or outstanding for purposes of this Section 6.01(f) but shall be deemed incurred for the purposes of this covenant from and after the first date on which the Borrower or such Subsidiary could have incurred such Indebtedness under Section 6.01(o) without reliance on this Section 6.01(f);

(g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of any Company in respect of Indebtedness otherwise permitted under this Section 6.01; provided that, to the extent any such Contingent Obligation constitutes an Investment, such Investment is permitted under Section 6.04;

(i) Attributable Indebtedness resulting from Sale and Leaseback Transactions incurred by any Loan Party in an aggregate amount at any time outstanding not to exceed the greater of $5,000,000 and 1.80% of Total Assets (in each case determined at the time of incurrence or assumption) and any Permitted Refinancing thereof;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(k) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l) [Reserved];

(m) Indebtedness of any Loan Party under any Treasury Services Agreement;

(n) other Indebtedness of any Company in an aggregate amount not to exceed the greater of $25,000,000 and 9.10% of Total Assets at any time outstanding (it being understood that any Indebtedness incurred pursuant to this Section 6.01(n) shall cease to be deemed incurred or outstanding for purposes of this Section 6.01(n) but shall be deemed incurred for the purposes of this covenant from and after the first date on which such Company could have incurred such Indebtedness under Section 6.01(o) without reliance on this Section 6.01(n));

(o) other Indebtedness of any Company so long as (w) no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, (x) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) does not exceed the Total Net Leverage Ratio as of the Closing Date, such Indebtedness shall not mature or have scheduled principal payments (provided that such Indebtedness may have scheduled principal payments of not greater than 1.00% of the original principal thereof per annum), and such Indebtedness shall not require any mandatory prepayment or redemption (other than customary “AHYDO catch-up payments,” offers to repurchase and prepayment events upon a change of control, asset disposition and casualties, from excess cash flow and a customary acceleration right after an event of default), earlier than the date that is ninety-one (91) days after the Revolving Maturity Date, (y) in the case of Non-Loan Parties, such Indebtedness at any time outstanding shall not exceed the greater of $5,000,000 and 1.80% of Total Assets (in each case determined at the time of incurrence or assumption) and (z) if such Indebtedness is secured, any Liens in respect of such Indebtedness are permitted by Section 6.02 and any Permitted Refinancing thereof;

(p) (i)(A) Indebtedness of any Company assumed (including Acquired Indebtedness) in connection with any Permitted Acquisition and (B) Indebtedness of any Company incurred to finance a Permitted Acquisition; provided that, (w) in the case of clause (A) only, such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (x) no Event of Default shall exist or shall have occurred and be continuing or would result therefrom after giving Pro Forma Effect to the assumption or insurance of such Indebtedness and such Permitted Acquisition, (y) after giving Pro Forma Effect to the assumption or insurance of such Indebtedness, the Fixed Charge Coverage Ratio is at least 1.0 to 1.0 and (z) in the case of clause (B) only, such Indebtedness shall not mature or have scheduled principal payments (provided that such Indebtedness may have scheduled principal payments of not greater than 1.00% of the original principal thereof per annum), and such Indebtedness shall not require any mandatory prepayment or redemption (other than customary “AHYDO catch-up payments,” offers to repurchase and prepayment events upon a change of control, asset disposition and casualties, from excess cash flow and a customary acceleration right after an event of default), earlier than the date that is ninety-one (91) days after the Revolving Maturity Date, and (ii) any Permitted Refinancing of any such Indebtedness; provided, that the aggregate principal amount of Indebtedness assumed or incurred pursuant to this Section 6.01(p) by all Non-Loan Parties shall not exceed the greater of $7,500,000 and 2.70% of Total Assets outstanding at any time;

(q) Indebtedness representing deferred compensation to employees of Holdings (and any direct or indirect parent thereof) or any of its Subsidiaries incurred in the ordinary course of business;

(r) Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests or other equity-based awards of the Borrower or any direct or indirect parent of the Borrower permitted by Section 6.07;

(s) Indebtedness incurred by any Company in any Investment expressly permitted hereunder or any Asset Sale, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(t) Indebtedness consisting of obligations of any Company under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment expressly permitted under this Agreement; and

(u) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

Section 6.02 Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s, construction contractors’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i)

does not secure an aggregate principal amount of Indebtedness, if any, greater than that secured on the Closing Date (except for any such Lien granted in respect of any Permitted Refinancing (subject to the limitations with respect thereto contained in such definition)) and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, and Liens relating solely to employee contributions withheld from pay but not yet due to be remitted to a Canadian Pension Plan pursuant to applicable Canadian federal or provincial pension benefits standards legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

(g) Leases of the properties of any Company granted by such Company to third parties, so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e) and (i); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company (other than improvements thereon);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder and Liens on assets existing at the time such assets are acquired (and, in each case, not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than the proceeds or products thereof);

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) licenses of Intellectual Property granted by any Company and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC (or equivalent statutes) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens securing Indebtedness incurred pursuant to Section 6.01(f) or 6.01(o)(y) (including any Permitted Refinancings thereof); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the non-Guarantor Subsidiary incurring such Indebtedness;

(p) Liens securing (i) Indebtedness incurred under the Existing Notes (prior to the Refinancing) and (ii) the Permitted Term Loan Debt (from and after the Refinancing); provided that any such Liens are subject to the Existing Intercreditor Agreement, the Intercreditor Agreement or another intercreditor or subordination agreement to which a representative acting on behalf of the holders of such Indebtedness shall have become a party or otherwise subject;

(q) Liens securing Attributable Indebtedness permitted by Section 6.01(i) or (n), so long as such Liens do not extend to property other than the property subject to the Sale and Leaseback Transactions or to which such Attributable Indebtedness relates;

(r) Encumbrances or exceptions expressly permitted pursuant to the Mortgages and the Canadian Mortgages;

(s) rights of a supplier of unpaid goods to have access to and repossess such goods under the Bankruptcy and Insolvency Act (Canada) and under the provisions in the legislation of Canadian provinces;

(t) the reservations, limitations, provisos and conditions, if any, expressed in any original grants of real or immovable property from the Crown under Canadian Law;

(u) (i) Liens of any Company with respect to obligations that do not in the aggregate at any time outstanding exceed the greater of $7,500,000 and 2.70% of Total Assets (in each case determined as of the date of incurrence); provided, that any such Liens are subject to an intercreditor or subordination agreement to which a representative acting on behalf of the holders of such Indebtedness shall have become a party or otherwise subject and (ii) Liens that are junior to the Liens granted pursuant to the Security Documents securing Indebtedness incurred pursuant to Section 6.01(n), (o) or (p); provided, that any such junior Liens securing any Indebtedness incurred pursuant to Section 6.01(n), (o) or (p) are subject to the Intercreditor Agreement or another intercreditor or subordination agreement to which a representative acting on behalf of the holders of such Indebtedness shall have become a party or otherwise subject;

(v) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(w) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x) ground leases in respect of Real Property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(y) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(z) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of Holdings and its Subsidiaries, taken as a whole;

(aa) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(bb) Liens on property of any Non-Loan Party, which Liens secure Indebtedness of any Non-Loan Party permitted under Section 6.01 or other obligations of any Non-Loan Party not constituting Indebtedness; and

(cc) statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

Any Permitted Liens securing Obligations in respect of Indebtedness are also permitted to secure Obligations in respect of any Permitted Refinancing and any other refinancing or renewal of such Indebtedness that is expressly permitted under this Agreement.

Section 6.03 Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

Section 6.04 Investment, Loan, Advances and Acquisitions.

Make or hold any Investments, except:

(a) Investments outstanding on the Closing Date or made pursuant to legally binding written contracts in existence on the date hereof and, in each case, identified on Schedule 6.04(a) and any modification, replacement, renewal, reinvestment or extension of any of the foregoing; provided that the amount of any Investment permitted pursuant to this Section 6.04(a) is not increased from the amount of such Investment on the Closing Date;

(b) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c) Hedging Obligations incurred pursuant to Section 6.01(c);

(d) loans and advances to directors, employees and officers of Holdings and its Subsidiaries (or a direct or indirect parent of Holdings) (i) for bona fide business purposes and (ii) to purchase Equity Interests of Holdings or any other direct or indirect parent of the Borrower, in an aggregate amount in the case of this clause (ii) not to exceed $2,000,000 at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(e) Investments by any Company in the Borrower or any Subsidiary; provided that such Investments made by Loan Parties in Subsidiaries that are not Loan Parties under this Section 6.04(e) shall be permitted only so long as after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied;

(f) Investments in securities of trade creditors or customers in the ordinary course of business received in settlement of bona fide disputes, upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(g) Permitted Acquisitions;

(h) mergers and consolidations in compliance with Section 6.05;

(i) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(j) leases of real or personal property in the ordinary course of business and in accordance with the Security Documents;

(k) Investments in an aggregate amount at any time outstanding not to exceed $2,000,000;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) promissory notes, securities and other non-cash consideration received in connection with Asset Sales permitted by Section 6.06;

(n) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) (i) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors in the ordinary course of business and (ii) Investments to the extent that payment for such Investments is made solely with Qualified Capital Stock of the Borrower (or any direct or indirect parent of the Borrower);

(q) Investments of a Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or merged, amalgamated or consolidated with a Subsidiary in accordance with Section 6.05 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments made by any Non-Loan Party to the extent such Investments are financed with the proceeds received by such Subsidiary from an Investment in such Subsidiary permitted under this Agreement;

(s) Guarantees by any Company of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(t) any Investment so long as after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment or in cash or Cash Equivalents to Borrower or any Subsidiary Guarantor. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Intermediate Holdings, the Borrower or any Subsidiary in respect of such Investment.

Section 6.05 Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Asset Sales in compliance with Section 6.06;

(b) acquisitions in compliance with Section 6.04;

(c) (i) any Subsidiary that is a Non-Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is a Non-Loan Party and (ii) any Company may merge, amalgamate or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger, amalgamation or consolidation involving Borrower, and a Subsidiary Guarantor is the surviving person in the case of any merger, amalgamation or consolidation involving a Subsidiary Guarantor and a Subsidiary that is not a Loan Party); provided, that in the case of this clause (ii), the Lien on and security interest in such property granted or to be granted in favor of Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable; and

(d) subject to compliance with the provisions of Section 5.12, any Subsidiary may change its form, dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents and (x) prior to the Refinancing, the Existing Notes Security Documents and (y) from and after the Refinancing, the Term Loan Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions they deem appropriate in order to effect the foregoing.

Section 6.06 Asset Sales.

Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) (i) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business, (ii) dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business and (iii) the abandonment or other disposition of property (including, without limitation, Intellectual Property) that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales at fair market value; provided that Intermediate Holdings, the Borrower or any Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (b), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, Borrower or any Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (x) are assumed by the transferee with respect to the applicable Asset Sale or (y) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or its Subsidiaries) and, in each case, for which Holdings, Borrower or any Subsidiary shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by Holdings, Borrower or any Subsidiary from such transferee that are converted by Intermediate Holdings, Borrower or any Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Asset Sale, and (C) aggregate non-cash consideration received by Holdings, Borrower or any Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Asset Sale for which such non-cash consideration is received) not to exceed the greater of $5,000,000 and 1.80% of Total Assets as determined at the time of such Asset Sale (net of any non-cash consideration converted into cash and Cash Equivalents);

(c) Leases or licenses of real or personal or intellectual property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) Asset Sales in connection with Sale and Leaseback Transactions permitted under Sections 6.01(i) and (n);

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04;

(g) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(h) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(i) Dispositions of property to the Borrower or any Subsidiary; provided that if the transferor of such property is a Loan Party the transferee thereof must be a Loan Party;

(j) Dispositions of Cash Equivalents;

(k) transfers of property subject to Casualty Events;

(l) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision), other than ABL Priority Collateral, for use in any business conducted by the Borrower or any of the Subsidiaries that is not in contravention of Section 6.12;

(m) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(p) the unwinding of any Hedging Agreement.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions reasonably requested in order to effect the foregoing.

Section 6.07 Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Subsidiary to Borrower or any other Subsidiary (and, in the case of Dividends by a non-wholly owned Subsidiary, to the Borrower and any of its other Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Any Company may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Capital Stock not otherwise permitted by Section 6.01) of such person;

(c) payments to Intermediate Holdings to permit Intermediate Holdings to make payments to Pubco or any other direct or indirect parent entity of Intermediate Holdings, and the subsequent use of such payments by Pubco or any other such direct or indirect parent of Intermediate Holdings, to repurchase or redeem Qualified Capital Stock of Intermediate Holdings or any other such direct or indirect parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service or pay interest in respect of Holdings Employee Notes and to pay withholding or similar tax payments that are expected to be payable in connection therewith; provided that the aggregate cash consideration paid for all such redemptions and payments of any kind or nature shall not exceed, in any fiscal year, the sum of (x) $1,500,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year but not to any fiscal year thereafter), plus (y) the net cash proceeds of any “key-man” life insurance policies of any Company that have not been used to make any repurchases, redemptions or payments under this clause (c); provided, further, that such amount may further be increased by an amount not to exceed the amount of any Net Cash Proceeds received by or contributed to Borrower from the issuance and sale since the Closing Date of Qualified Capital Stock of Intermediate Holdings or any other direct or indirect parent of Intermediate Holdings to officers, directors or employees of any Company that have not been used to make any repurchases, redemptions or payments under this clause (c);

(d) direct or indirect payments, Dividends or distributions to Intermediate Holdings in an amount sufficient for Intermediate Holdings to pay, or to make Dividends or distributions to any direct or indirect parent of Intermediate Holdings to pay, (A) franchise taxes and other fees required to maintain the legal existence of Intermediate Holdings (and any direct or indirect parent thereof) and (B) out-of-pocket legal, accounting and filing costs and other expenses and obligations in the ordinary course of business, or otherwise arising pursuant to arrangements related to the IPO or in connection with the IPO, of Intermediate Holdings (and any direct or indirect parent thereof), including overhead but excluding obligations payable to a party to the Tax Receivable Agreements pursuant to such Tax Receivable Agreements (but, for clarity, Pubco may make payments to any such party pursuant to the Tax Receivable Agreements with amounts received directly or indirectly pursuant to the other clauses of this Section 6.07);

(e) Permitted Tax Distributions;

(f) For so long as Borrower is classified as a corporation for U.S. federal income tax purposes, direct or indirect payments Dividends or distributions to Intermediate Holdings in order to pay, or to make Dividends or distributions to any direct or indirect parent of Intermediate Holdings to pay, the tax liability to each foreign, federal, state or local jurisdiction in respect of which a consolidated, combined, unitary or affiliated return is filed by Intermediate Holdings (or such direct or indirect parent of Intermediate Holdings) that includes the Borrower and/or any of its Subsidiaries, to the extent such tax liability does not exceed the taxes that would have been payable by the Borrower and/or its Subsidiaries as a stand-alone group, reduced by any such taxes paid or to be paid directly by the Borrower or its Subsidiaries;

(g) Payments to Intermediate Holdings to pay, or to make Dividends or distributions to any direct or indirect parent of Intermediate Holdings (including Holdings and Pubco) to pay, costs and expenses incurred by it in connection with such entity being a public company, including costs and expenses relating to ongoing compliance with federal and state securities laws and regulations, SEC rules and regulations and the Sarbanes-Oxley Act of 2002;

(h) [Reserved];

(i) [Reserved];

(j) To the extent constituting Dividends, the Borrower (or any direct or indirect parent thereof) and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 6.05 or 6.08 (other than Section 6.08(a));

(k) Repurchases of Equity Interests in the Borrower, any direct or indirect parent of the Borrower or any Subsidiary of the Borrower (or Dividends to permit any direct or indirect parent, including Pubco, to repurchase Equity Interests) deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity-based awards if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options, warrants or other equity-based awards;

(l) Dividends to any direct or indirect parent of the Borrower:

(i) to finance any Investments permitted under Section 6.04 and other Investments that would be permitted to be made pursuant to this Section 6.07 and Section 6.08 if made by the Borrower; provided that (A) such Dividend shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or the Subsidiaries or (2) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired in order to consummate such Permitted Acquisition or Investment into the Borrower or its Subsidiaries, in each case, in accordance with the requirements of Sections 5.10 and 5.11;

(ii) the proceeds of which (A) shall be used to pay salary, commissions, bonus and other benefits payable to and indemnities provided on behalf of officers, employees, directors and members of management of Holdings or any other direct or indirect parent company of the Borrower and any payroll social security or similar taxes thereof to the extent such salaries, commissions, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries or (B) shall be used to make payments permitted under Sections 6.08(d) and (l) (but only to the extent such payments have not been and are not expected to be made by the Borrower or a Subsidiary);

(iii) the proceeds of which shall be used by Holdings to pay (or to make Dividends to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of the Borrower and its Subsidiaries; and

(iv) to (x) redeem, repurchase, retire or otherwise acquire any (A) Equity Interests (“Treasury Capital Stock”) of the Borrower or any Subsidiary or (B) Equity Interests of any direct or indirect parent of the Borrower, including Pubco, in the case of each of subclause (A) and (B), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of, Equity Interests of the Borrower, or any direct or indirect parent of the Borrower, including Pubco, to the extent contributed to the capital of the Borrower or any Subsidiary (“Refunding Capital Stock”) and (y) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Borrower or a Subsidiary) of the Refunding Capital Stock;

(m) [Reserved];

(n) Dividends the proceeds of which will be used to pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or the exercise or settlement of warrants, options or other securities convertible or exchangeable for Equity Interests of the Borrower (or its direct or indirect parent, including Pubco); and

(o) any Dividend so long as after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied.

It is understood that any Dividend to Holdings or any direct or indirect parent of Holdings expressly permitted above may be made via a Dividend or distribution to Intermediate Holdings, to then be made to Holdings or, directly or directly through subsequent Dividends, such parent of Holdings.

Section 6.08 Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiaries), other than any transaction or series of related transactions on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.07;

(b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Section 6.01, 6.04 or 6.05;

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d) payments to the Sponsors and their Affiliates under any Management and Monitoring Agreement;

(e) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(f) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.08(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(g) sales of Qualified Capital Stock of any direct or indirect parent of the Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of any direct or indirect parent of the Borrower;

(i) any agreement in effect on the Closing Date and disclosed in Schedule 6.08(i) or as thereafter amended or replaced, as long as such amendment or replacement agreement is not materially adverse, as reasonably determined by Administrative Agent, to the interests of Borrower, any other Company, or Secured Parties in any respect, than such agreement as it was in effect on the Closing Date;

(j) the issuance of Equity Interests or equity-based awards to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of Borrower in connection with the Transactions;

(k) transactions by Intermediate Holdings and its Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VI;

(l) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of, Holdings, the Borrower and its Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries;

(m) transactions in which the Borrower or any of its Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Subsidiary from a financial point of view; and

(n) employment, consulting and severance arrangements between Intermediate Holdings and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business.

Section 6.09 Reserved.

Section 6.10 Prepayments of Other Indebtedness; Modifications of Junior Financing Documentation.

(a) Directly or indirectly prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) any (w) Indebtedness that is unsecured or subject to a Lien subordinated to the Lien securing the Obligations hereunder and, in either case, incurred pursuant to Section 6.01(n), 6.01(o) or 6.01(p)(i)(B), (x) Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement) or Indebtedness incurred in a Permitted Refinancing of such Incremental Equivalent Debt, in each case, that is either unsecured or subject to a Lien subordinated to the Lien securing the Obligations hereunder (other than any Lien on ABL Priority Collateral that is pari passu with the Lien on such ABL Priority Collateral securing the Term Loans), (y) Subordinated Indebtedness or (z) other Indebtedness for borrowed money of a Loan Party that is subordinated to the Obligations expressly by its terms (other than Indebtedness among Holdings, the Borrower and its Subsidiaries) (collectively, “Junior Financing”) except (i) any Permitted Refinancing, (ii) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Capital Stock) of the Borrower or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any of its Subsidiaries owed to the Borrower or any other Loan Party and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity so long as after giving effect thereto on a Pro Forma Basis the Payment Conditions are satisfied. For the avoidance of doubt all payments of principal, interest and voluntary and mandatory prepayments of “Loans” under, and as defined in, the Term Loan Credit Agreement shall be permitted.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation in respect of any Junior Financing without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Section 6.11 Limitation on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Existing Notes (prior to Refinancing) and the Term Loan Documents (and any Permitted Refinancing thereof); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) restrictions contained in any documents governing any Indebtedness incurred after the Closing Date, which is expressly permitted to be incurred under this Agreement which are not more restrictive in any material respect than those contained in the Term Loan Documents (and any Permitted Refinancing thereof); (viii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (ix) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (x) without affecting the Loan Parties’ obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (xi) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xii) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xiii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xiv) agreements governing any Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement) constituting Permitted Term Loan Debt (and any Permitted Refinancing thereof); (xv) agreements governing any Refinancing Equivalent Debt (as defined in the Term Loan Credit Agreement) constituting Permitted Term Loan Debt (and any Permitted Refinancing thereof); or (xvi) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.11; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Section 6.12 Business.

(a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of Intermediate Holdings and the General Partner of Intermediate Holdings, (ii) obligations under the Loan Documents, the Term Loan Facility, any other obligations that are non-recourse to the Loan Parties and, in each case, refinancings and replacements thereof, (iii) the issuance of Holdings Employee Notes and permitted payments thereunder, (iv) obligations under its limited partnership agreement and (v) activities, properties and liabilities incidental to the foregoing clauses (i), (ii), (iii) and (iv).

(b) With respect to Intermediate Holdings, engage in any business activities or have any properties or liabilities, other than (i) its ownership of the Equity Interests of the Borrower, (ii) obligations under the Loan Documents, the Term Loan Documents and its limited partnership agreement and, in each case, refinancings and replacements thereof, (iii) the issuance of Holdings Employee Notes and permitted payments thereunder, and (iv) activities, properties and liabilities incidental to the foregoing clauses (i), (ii), (iii) and (iv).

(c) With respect to Borrower and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).

Section 6.13 Fiscal Year.

Make any change in its fiscal year; provided, however, that Intermediate Holdings or the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.14 No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Existing Note Documents (prior to the Refinancing) and the Term Loan Documents (and any Permitted Refinancing thereof); (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; (5) any “equal and ratable” clause in any unsecured debt permitted under Section 6.01 and (6) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary, (e) consists of customary provisions restricting assignment of any agreement entered into by a Loan Party in the ordinary course of business consistent with its historic business practices, (f) agreements governing any Incremental Equivalent Debt (as defined in the Term Loan Credit Agreement) constituting Permitted Term Loan Debt (and any Permitted Refinancing thereof), (g) agreements governing any Refinancing Equivalent Debt (as defined in the Term Loan Credit Agreement) constituting Permitted Term Loan Debt (and any Permitted Refinancing thereof) or (h) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in this Section 6.14; provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

Section 6.15 Canadian Pension Plans.

(a) Establish, commence participation in, commence contributing to, terminate (in whole or in part) or assume any liability under any Canadian Defined Benefit Plan or withdraw from participation in any “multi-unit pension plan”, as such term is defined in the Pension Benefits Act (Manitoba) or any similar plan under pension standards legislation in another jurisdiction in Canada without the prior consent of the Administrative Agent.

(b) Fail to pay or remit in a timely manner all contributions and premiums required to be paid or remitted to or under any Canadian Pension Plan, except where such failure could not reasonably be expected to result in a material liability of any Loan Party or any Subsidiary.

ARTICLE VII

GUARANTEE

Section 7.01 The Guarantee.

The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, except for Excluded Hedging Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 7.02 Obligations Unconditional.

The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 7.03 Reinstatement.

The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 7.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 7.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

Section 7.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 7.07 Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 7.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 7.09 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, such Guarantor shall become an Excluded Subsidiary or all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or another Loan Party, such Excluded Subsidiary or Transferred Guarantor (as the case may be) shall, upon the consummation of such change of status or sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement; provided that such Guarantor is also released from its obligations under the Term Loan Documents on the same terms.

Section 7.10 Right of Contribution.

Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to Administrative Agent, Issuing Bank, Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to Administrative Agent, Issuing Bank, Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 7.11 Interest Act (Canada).

For the purposes of the Interest Act (Canada), in any case in which an interest or fee rate is stated in this Agreement to be calculated on the basis of a number of days that is other than the number in a calendar year, the yearly rate to which such interest or fee rate is equivalent is equal to such interest or fee rate multiplied by the actual number of days in the year in which the relevant interest or fee payment accrues and divided by the number of days used as the basis for such calculation.

Section 7.12 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.12 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.12, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment and satisfaction in fully in cash of all Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 7.12 constitute, and this Section 7.12 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default.

Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) (i) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 2.21, 5.02(a) or (solely with respect to the Borrower) 5.03(a) or in Article VI or (ii) the Borrower shall fail to deliver a Borrowing Base Certificate as required by Section 5.16(a) and such failure shall continue unremedied for a period of five (5) Business Days;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from Administrative Agent to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5,000,000 at any one time; provided that, (x) in the case of Hedging Obligations, the amount counted for this purpose shall be the Hedging Termination Value at such time, (y) the occurrence and continuation of an Event of Default under, and as defined in, the Term Loan Credit Agreement (other than a payment or bankruptcy Event of Default under, and as defined in, the Term Loan Credit Agreement) shall not constitute an Event of Default under this Agreement until the earliest of (1) 60 consecutive days after the date of any such Event of Default under, and as defined in, the Term Loan Credit Agreement (during which period such Event of Default under, and as defined in, the Term Loan Credit Agreement is not waived or cured), (2) the acceleration of the obligations under the Term Loan Facility or (3) the exercise of secured creditor remedies by the agent and/or lenders under the Term Loan Facility as a result of such Event of Default under, and as defined in, the Term Loan Credit Agreement and (z) clause (f)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder;

(g) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Intermediate Holdings, the Borrower or any Significant Subsidiary or of a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Significant Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law (including, without limitation, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation); (ii) the appointment of a receiver, receiver and manager, interim receiver, trustee, custodian, sequestrator, conservator, liquidator or similar official for Intermediate Holdings, the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Significant Subsidiary; or (iii) the winding-up or liquidation (except as permitted by Section 6.05(d)) of Intermediate Holdings, the Borrower or any Significant Subsidiary, or seeking the dissolution, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of any Canadian Guarantor (solely to the extent constituting a Significant Subsidiary) or its debts or any other relief under federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up (except as permitted by Section 6.05(d)), insolvency, reorganization, receivership, plans of arrangement for relief or protection of debtors; and such proceeding, application or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Intermediate Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding, make an application or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law (including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada)); (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, application or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings, the Borrower or any Significant Subsidiary or for a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Significant Subsidiary; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as permitted by Section 6.05(d)) or, in the case of any Canadian Guarantor (solely to the extent constituting a Significant Subsidiary), institutes any proceeding seeking to adjudicate it an insolvent, or seeks dissolution, reorganization, compromise, arrangement, adjudication, protection, moratorium, relief, stay of proceedings of creditors generally for any class of creditors, or composition of it or its debts or any other relief under federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up (except as permitted by Section 6.05(d)), insolvency, reorganization, receivership, plans of arrangement for relief or protection of debtors;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

(j) one or more ERISA Events shall have occurred that could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document representing a material portion of the Collateral shall cease to be in full force and effect, or shall cease to give Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document with respect to such Collateral (including a perfected first priority security interest in and Lien on all such Collateral, subject to Permitted Collateral Liens (and except as otherwise expressly provided in such Security Document)) in favor of Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on such Collateral, subject to Permitted Collateral Liens;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control; or

(n) one or more Canadian Pension Events shall have occurred that could reasonably be expected to result in liability of any Company and its Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to Intermediate Holdings, Borrower or the General Partner described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Intermediate Holdings, Borrower or the General Partner described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.02 Application of Proceeds.

The proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Agents pursuant to this Agreement, promptly by Administrative Agent as follows:

(a) first, to all fees, indemnification, costs and expenses, owing to the Agents;

(b) second, to all amounts owing to the Administrative Agent in respect of all Protective Advances until paid in full,

(c) third, to all amounts owing to the Administrative Agent on Swingline Loans and any Revolving Loans or LC Exposure that a Defaulting Lender has failed to settle or fund;

(d) fourth, to all amounts owing to the Issuing Bank and to all Secured Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs and expenses owing to the Revolving Lenders;

(e) fifth, to all Secured Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) sixth, to cash collateralization of LC Exposure;

(g) seventh, to all Revolving Loans and to Designated Secured Bank Product Obligations (including cash collateralization thereof) up to the amount of the Bank Product Reserves existing therefor;

(h) eighth, to all other Secured Bank Product Obligations that are not Designated Secured Bank Product Obligations or that are Designated Secured Bank Product Obligations solely to the extent such Designated Secured Bank Product Obligations exceed the Bank Product Reserves;

(i) ninth, to all remaining Secured Obligations, including, and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(j) last, any remaining balance to the Person entitled to receive such amounts under the Existing Intercreditor Agreement or the Intercreditor Agreement, as applicable, and if no such agreement exists, to the Borrower or its successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Amounts shall be applied to payment of each category of Secured Obligations only after Full Payment of all amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among Secured Obligations in such category. The Administrative Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from the applicable provider. If the provider fails to deliver the calculation within five days following request, the Administrative Agent may assume the amount is zero. In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (i) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and Issuing Bank hereby irrevocably appoints Royal Bank to act on its behalf as Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Without prejudice to the foregoing, each of the Secured Parties hereby irrevocably designates and appoints Administrative Agent (in such capacity, the “Quebec Collateral Agent”) as the person holding the power of attorney (fondé de pouvoir) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) to be executed by each Canadian Guarantor granting a Lien on any Property (other than Excluded Property) located in the Province of Quebec and to exercise such powers and duties which are conferred thereupon under such deed. Each of the Secured Parties hereby additionally irrevocably designates and appoints the Quebec Collateral Agent as agent, custodian and depository for and on behalf of the Secured Parties (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec) or any other Requirements of Law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Canadian Guarantor under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of, inter alia, the Obligations. In this respect, (a) the Quebec Collateral Agent as agent, custodian and depository for and on behalf of the Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the Secured Parties for and on behalf of whom the Bond is so held from time to time, and (b) each of the Secured Parties will be entitled to the benefits of any Canadian Collateral charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such Canadian Collateral. The Quebec Collateral Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Quebec Collateral Agent with respect to the Canadian Collateral charged under the Deed of Hypothec and Pledge, any other Requirements of Law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Quebec Collateral Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, the Secured Parties and/or the Canadian Guarantors.

(c) The provisions of this Article IX (other than Section 9.06 and Section 9.10) are solely for the benefit of Administrative Agent, Collateral Agent, the Lenders and Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to each Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that Administrative Agent may use an outside service provider for the tracking of all UCC and PPSA financing statements required to be filed pursuant to the Loan Documents and notification to Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider shall not be deemed to be acting at the request or on behalf of any Agent. No Agent shall be liable for any action taken or not taken by any such service provider.

Section 9.04 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

Section 9.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent, including a sub-agent which is a non-U.S. affiliate of such Agent; provided, that such sub-agent is a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch described in Treasury Regulation Section 1.1441-1(b)(2)(iv). Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.06 Resignation of Agent.

(a) Each Agent may at any time upon 30 days’ advance written notice give notice of its resignation to the Lenders, Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided, in each case, that such successor is a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch described in Treasury Regulation Section 1.1441-1(b)(2)(iv). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Bank under any of the

Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation by Royal Bank as Administrative Agent pursuant to Section 9.06(a) shall, unless Royal Bank gives notice to Borrower otherwise, also constitute its resignation as Issuing Bank and Swingline Lender, and such resignation as Issuing Bank and Swingline Lender shall become effective simultaneously with the discharge of Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Obligations and Swingline Loans, as to which Issuing Bank and Swingline Lender shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence); provided, that, if Royal Bank is the only Issuing Bank at such time, then, unless Borrower otherwise consents, Royal Bank, as resigning Issuing Bank shall either designate a successor Issuing Bank hereunder prior to the effectiveness of such resignation as Issuing Bank (and such successor shall agree to act as Issuing Bank hereunder), or shall remain as Issuing Bank hereunder. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless Royal Bank and such successor give notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of any Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c). Any successor Issuing Bank shall be a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch described in Treasury Regulation Section 1.1441-1(b)(2)(iv).

Section 9.07 Non-Reliance on Agent and Other Lenders.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 Withholding Tax.

To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender and Issuing Bank shall, and does hereby, indemnify Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Administrative Agent shall be conclusive absent manifest error. Each Lender and Issuing Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.09 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Bookmanagers or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or Issuing Bank hereunder.

Section 9.10 Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and Issuing Banks; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) Issuing Bank or Swingline Lender from exercising the rights and remedies that inure to their benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

Section 9.11 Collateral and Guaranty Matters.

Each of the Lenders and each Issuing Bank irrevocably authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent agrees that it will:

(a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent obligations not then due and payable and (y) Secured Bank Product Obligations for which arrangements reasonably satisfactory to the Secured Party that is a counterparty thereto have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank shall have been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, Intermediate Holdings, the Borrower or any Subsidiary Guarantor, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(c) or Section 6.02(q); and

(c) release any Guarantor from its obligations under its Guarantee in accordance with Section 7.09.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to Section 7.09 and this Section 9.11. In each case as specified in this Section 9.11, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Loan Party, to Borrower at:

c/o Norcraft Companies, L.P.

3020 Denmark Avenue, Suite 100

Eagan, Minnesota 55121

Attention: Chief Financial Officer

Telecopy No.: (651) 234-3398

with a copy to:

Apax Partners, L.P.

45 Park Avenue

New York, NY 10022

Attention: David Kim

Telecopy: (212) 319-6155

and to:

c/o KarpReilly LLC

104 Field Point Road, 2nd Floor

Greenwich, Connecticut 06830

Attention: Chris Reilly, Co-Founder

Telecopy No.: (203) 504-9912

and to:

c/o Trimaran Capital Partners, LLC

425 Lexington Avenue, 3rd Floor

New York, New York 10017

Attention: Jay Bloom, Managing Partner

Telecopy No.: (212) 885-4350

and to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention: Sunil W. Savkar

Telecopy No.: (646) 728-1533

(ii) if to Administrative Agent, Collateral Agent or Issuing Bank, to it at:

ROYAL BANK OF CANADA

4th Floor, 20 King Street West

Toronto, Ontario

M5H 1C4

Attention: Manager, Agency Services Group

Fax: (416) 842-4023

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

75 E 55th Street

New York, NY 10022

Attention: Michael Baker

Telecopy: (212) 318-6855

(iii) if to a Lender, to it at its address (or telecopier number) set forth next to its signature in this Agreement or in its Assignment and Assumption; and

(iv) if to Swingline Lender, to it at:

Royal Bank of Canada

Three World Financial Center

200 Vesey Street, New York,

New York 10281

Attention: Global Loans Administration

Telecopy No.: (212) 428-2372

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

75 E 55th Street

New York, NY 10022

Attention: Michael Baker

Telecopy: (212) 318-6855

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrower, the Agents, Issuing Bank and Swingline Lender.

(b) Electronic Communications. Notices and other communications to the Lenders and Issuing Bank hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to Administrative Agent at yvonne.brazier@rbccm.com or at such other email address(es) provided to Borrower from time to time or in such other form as Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, Issuing Bank, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent or Issuing Bank, as the case may be, shall require.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications (other than any such Communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by Administrative Agent at its email address(es) set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Loan Documents.

(c) Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d) Public/Private. Each Loan Party hereby authorizes Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that any Loan Party identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI, and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b) and (c) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of its respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) in writing. Each Lender agrees to notify Administrative Agent in writing from time to time of such Lender’s designee’s email address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

Section 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Administrative Agent, Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, mandatory prepayment or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or LC Disbursement or reduce the rate of interest thereon including any provision establishing a minimum rate (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Required Lenders);

(x) change any provision of Section 8.02, without the written consent of each Lender directly affected thereby;

(xi) change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender affected thereby, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xii) subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xiii) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of Administrative Agent and Issuing Bank; or

(xv) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of Swingline Lender;

provided, further, that no Lender consent is required to effect any amendment or supplement to the Existing Intercreditor Agreement, the Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement (i) that is for the purpose of adding the holders of Permitted Term Loan Debt (or, in each case, a Senior Representative with respect thereto), as parties thereto, as expressly contemplated by the terms of the Existing Intercreditor Agreement, the Intercreditor Agreement, any such Subordination Agreement or any such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Existing Intercreditor Agreement, the Intercreditor Agreement, any Subordination Agreement or other intercreditor agreement or arrangement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent. Neither Holdings nor any of its Subsidiaries or Affiliates will, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or any other Loan Document unless such consideration is offered to be paid to all Lenders and is paid to all Lenders that consent, waive or agree to amend in the time frame set forth in the documents relating to such consent, waiver or agreement.

Notwithstanding anything to the contrary herein:

(I) No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) in the proviso to the first sentence of this Section 10.02(b).

(II) If the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

(III) Any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

(IV) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the

Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Section 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent and/or Collateral Agent, including one local counsel in any relevant jurisdiction material to the interests of the Lenders taken as a whole and counsel otherwise obtained with the Borrower’s consent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, including, in each case, in connection with any Default or an Event of Default to enforce any provision of the Loan Documents and any exercise of remedies; (ii) all reasonable and documented out-of-pocket expenses incurred by Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereof; (iii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, Collateral Agent, any Lender or Issuing Bank (including the fees, charges and disbursements of counsel for Administrative Agent, Collateral Agent, any Lender or Issuing Bank; provided that Borrower shall only be required to pay fees, charges and disbursements of one counsel for Administrative Agent and the Lenders taken as a whole, and if necessary, one local counsel of the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction for each group of affected Lenders similarly situated taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), Collateral Agent (and any sub-agent thereof) each Lender and Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole)) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction). This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to pay in cash in full any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to Administrative Agent (or any sub-agent thereof), Collateral Agent, Issuing Bank, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof), Issuing Bank, Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof), Swingline Lender or Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Collateral Agent (or any sub-agent thereof), Swingline Lender or Issuing Bank in connection with such capacity and (ii) such indemnity for Swingline Lender or Issuing Bank shall not include losses incurred by Swingline Lender or Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.17(d) or LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect Swingline Lender’s or Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. In addition, Borrower, its Subsidiaries and Affiliates shall not have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than in respect of any such damages incurred or paid by an Indemnitee to a third party, or which are included in a third-party claim, and for any out-of-pocket expenses related thereto).

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor; provided, however, that an Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judicial determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.03.

Section 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender and each Lender (except as permitted by Section 6.05) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.04(b), (ii) by way of participation in accordance with the provisions of Section 10.04(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.04(f) (and any other attempted assignment or transfer by Borrower shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or a Disqualified Institution (unless, in the case of a Disqualified Institution, otherwise agreed by the Borrower in its sole discretion and without giving effect to any provision providing for deemed consent by the Borrower) or (iii) to Holdings, the Borrower or any of their respective Subsidiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.04(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed, except in connection with a proposed assignment to any Person listed on the Disqualified Institutions List or an Affiliate of a Person listed on the Disqualified Institutions List) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Loans to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) other than with respect to any proposed assignment to any Person that is listed on the Disqualified Institutions List, if an Event of Default under Section 8.01(a) or (b) or, solely with respect to the Borrower, Section 8.01(g) or (h) has occurred and is continuing, to any assignee; provided that, other than with respect to any proposed assignment to any Person that is listed on the Disqualified Institutions List, the Borrower shall be deemed to have consented to any such assignment of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) Administrative Agent; provided that no consent of Administrative Agent shall be required for an assignment of any Revolving Commitment or Revolving Loan to an assignee that is a Lender with a Revolving Commitment or Revolving Loan immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund; and

(C) Issuing Bank and Swingline Lender; provided that no consent of Administrative Agent shall be required for an assignment of any Revolving Commitment or Revolving Loan to an assignee that is a Lender with a Revolving Commitment or Revolving Loan immediately prior to giving effect to such assignment, an Affiliate of a Lender, or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 and shall be in increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Percentage of all Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.04(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank (with respect to Revolving Lenders only), Collateral Agent, Swingline Lender (with respect to Revolving Lenders only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.04(c) and Section 2.04 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d) Participations. Any Lender may at any time sell participations to any person (other than a natural person, a Disqualified Institution, a Defaulting Lender or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders and each Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (i), (ii), (iii), (vi) or (vii) of the first proviso to Section 10.02(b) that requires the affirmative vote of such Lender. Subject to Section 10.04(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender (subject, for the avoidance of doubt, to the limitations and requirements of those Sections applying to each Participant as if it were a Lender) and had acquired its interest by assignment pursuant to Section 10.04. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of any Participant Register relating to any Participant requesting payment from the Borrower or seeking to exercise its rights under Section 10.08 shall be available for inspection by the Borrower upon reasonable request to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with (and does comply with) Section 2.15(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.05 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit (unless fully cash collateralized at 105% as provided in this Agreement) is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14 and 2.15 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan

Document to such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each Loan Party and each other party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Administrative Agent, Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction in connection with the exercise of any rights under any Security Document.

(c) Venue. Each Loan Party and each other party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 10.10 Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Section 10.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Treatment of Certain Information; Confidentiality.

Each of Administrative Agent, the Lenders and Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

Section 10.13 USA PATRIOT Act Notice and Customer Verification.

Each Lender that is subject to the USA PATRIOT Act and PCTFA and Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act and PCTFA, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or Administrative Agent, as applicable, to verify the identity of each Loan Party. After the Closing Date, this information must be delivered to the Lenders and Administrative Agent promptly upon reasonable request. This notice is given in accordance with the requirements of the USA PATRIOT Act and PCTFA and is effective as to the Lenders and Administrative Agent.

Section 10.14 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.15 Intercreditor Agreement.

The Administrative Agent and the Collateral Agent are authorized to enter into the Intercreditor Agreement and the Existing Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement and the Existing Intercreditor Agreement are binding upon them. Each Lender (a) hereby consents to the subordination of the Liens on the Term Priority Collateral securing the Secured Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement or the Existing Intercreditor Agreement, as applicable, and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreement and the Existing Intercreditor Agreement and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The foregoing provisions, with respect to the Intercreditor Agreement, are intended as an inducement to the Term Secured Parties (as such term is defined in the Intercreditor Agreement) to extend credit to the Borrower and such Term Secured Parties are intended third-party beneficiaries of such provisions and the provisions of the Intercreditor Agreement. Each Lender, by its execution and delivery of this Agreement, hereby (i) confirms its agreement to the foregoing provisions of this Section 10.15 and (ii) agrees to be bound by the terms of the Intercreditor Agreement as an “ABL Secured Party” (as such term is defined in the Intercreditor Agreement) and by the terms of the Existing Intercreditor Agreement as a “First Lien Secured Party” (as such term is defined in the Existing Intercreditor Agreement).

Section 10.16 Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties, in the case of each of the foregoing clauses (a) through (f), other than in connection with the payment in full of the Obligations (other than contingent obligations not then due and payable and Secured Bank Product Obligations for which arrangements reasonably satisfactory to the Secured Party that is a counterparty thereto have been made) and termination of the Commitments.

Section 10.17 Judgment Currency.

Each Loan Party shall make payment relative to any Obligations in the currency (the “Original Currency”) in which such Loan Party is required to pay such Obligations. If any Loan Party makes payment relative to any Obligations in a currency (the “Other Currency”) other than the Original Currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge of such Obligations only to the extent of the amount of the Original Currency which the Administrative Agent is able to purchase in Toronto, Ontario with the amount it receives on the date of receipt. If the amount of the Original Currency which the Administrative Agent is able to purchase is less than the amount of such currency originally due to it in respect to the relevant Obligations, the applicable Loan Party shall indemnify and save the Secured Parties harmless from and against any loss or damage arising as a result of such deficiency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:	/Leigh Ginter/
	Name:	Leigh Ginter
	Title:	Secretary and Chief Financial Officer

NORCRAFT INTERMEDIATE HOLDINGS, L.P.
NORCRAFT FINANCE CORP. NORCRAFT CANADA CORPORATION

By:	/Leigh Ginter/
	Name:	Leigh Ginter
	Title:	Secretary and Treasurer

[Signature Pages – Norcraft Credit Agreement]

ROYAL BANK OF CANADA, as Administrative Agent,

By:	/Yvonne Brazier/
	Name:	Yvonne Brazier
	Title:	Manager, Agency

[Signature Pages – Norcraft Credit Agreement]

ROYAL BANK OF CANADA, Swingline Lender, as Issuing Bank and as a Lender,

By:	/Philippe Pepin/
	Name:	Philippe Pepin
	Title:	Authorized Signatory

[Signature Pages – Norcraft Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/Paul A. Taubeneck/
	Name:	Paul A. Taubeneck
	Title:	Vice President

[Signature Pages – Norcraft Credit Agreement]

EXHIBIT A

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Norcraft Companies, L.P.

4.	Administrative Agent:	Royal Bank of Canada, as the Administrative Agent under the Credit Agreement.

5. Credit Agreement: The Credit Agreement dated as of November 14, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)

[1]	Select as applicable.

among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
[Revolving Loan]	$	$		%

Effective Date:             , 20     (the “Effective Date”) [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

[Signature Page Follows]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of the Lenders thereunder.
[3]	This date may not be fewer than 5 Business Days after the date of the assignment unless the Administrative Agent agrees.

The terms set forth in this Assignment and Assumption are hereby agreed to by:

ASSIGNOR: [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE: [NAME OF ASSIGNEE]

By:
Title:

[ASSIGNEE ADDRESS]
[ASSIGNEE TELECOPY]

[Consented to and]4 Accepted:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

[NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:][5]

[4]	Insert if Assignment and Assumption requires consent
[5]	Insert if consent of Borrower is required.

[ROYAL BANK OF CANADA, as Issuing Bank and Swingline Lender

By:
Name:
Title:][6]

[6]	Insert if consent of Issuing Bank or Swingline Lender required.

ANNEX 1 to Assignment and Assumption

NORCRAFT COMPANIES, L.P.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Intermediate Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by Intermediate Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, the signature page to the Assignment and Assumption accurately sets forth the contact address and telecopy number for the Assignee, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the laws of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT B

[Form of]

BORROWING REQUEST

For Revolving Loans:

Royal Bank of Canada,

as Administrative Agent

4th Floor, 20 King Street West

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

For Swingline Loans:

Royal Bank of Canada

Three World Financial Center

200 Vesey Street

New York, New York 10281

Attention: Global Loans Administration

Re: Norcraft Companies, L.P.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of November 14, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing	[Revolving Loan] [Swingline Loan]

(B)	Principal amount of Borrowing[7]

(C)	Date of Borrowing (which is a Business Day)

[7]	Loans must be (i) an integral multiple of $500,000 and not less than $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

(D)	Type of Borrowing	[ABR Loan][8] [Eurodollar Loan]

[(E)	Interest Period[9]		][10]

(F)	Location and number of Borrower’s account with Royal Bank of Canada to which funds will be disbursed	Account No.

Borrower hereby represents and warrants that the conditions contained in Sections 4.02(b) and (c) of the Credit Agreement are satisfied as of the date hereof.

[Signature Page Follows]

[8]	Shall be ABR for all Swingline Loans.
[9]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.
[10]	To be included for Eurodollar Loans.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT C

[Form of]

COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the other Loan Parties party thereto, the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and collateral agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 5.01(c) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower or the general partner of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit A is a consolidated balance sheet of Pubco for the fiscal year ended [ ], and related consolidated statements of comprehensive income, cash flows and stockholders’ or members’ equity for such fiscal year[, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year,][11] and notes thereto, all prepared in accordance with GAAP and accompanied by (i) a report and opinion of Grant Thornton LLP or another independently registered public accounting firm of recognized national standing (which report and opinion (A) shall be prepared in accordance with generally accepted auditing standards and (B) shall not be qualified as to scope or contain any “going concern” or like qualification or exception, except for a going concern statement that is due to the impending maturity of any Indebtedness), (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal year, as compared to budgeted amounts, and (iii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year.][12][13]

2.	[Attached hereto as Exhibit A is a consolidated balance sheet of Pubco as at the end of the fiscal quarter ended [ ], and related consolidated statements of comprehensive income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year[, in comparative form with the consolidated statements of comprehensive income and cash flows for the comparable periods in the previous fiscal year,][14] and notes thereto,

[11]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2014.
[12]	To be included if accompanying annual financial statements only.
[13]	The requirements of Section 1. of this Exhibit shall be deemed to be satisfied by the filing of a Form 10-K by Pubco.
[14]	To be included in quarterly compliance certificates for any fiscal year ending after December 31, 2014.

all prepared in accordance with GAAP and accompanied by (i) a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Pubco as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (ii) a management report setting forth results of operations and cash flows of Pubco as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, as compared to budgeted amounts.][15][16]

3.	[Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 5.01(d) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material.][17]

4.	[[Except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of the Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]]

5.	[Attached hereto as Exhibit C are unaudited consolidating financial information that explains in reasonable detail the differences between the information relating to Pubco, on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand.][18]

[Signature Page Follows]

[15]	To be included if accompanying quarterly financial statements only, beginning with the quarter ending March 31, 2014.
[16]	The requirements of Section 2. of this Exhibit shall be deemed to be satisfied by the filing of a Form 10-Q by Pubco.
[17]	To be included only in annual compliance certificate, beginning with the fiscal year ending December 31, 2014.
[18]	To be included in quarterly and annual compliance certificates for any fiscal year ending after December 31, 2013.

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower or the general partner of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT D

[Form of]

INTEREST ELECTION REQUEST

Royal Bank of Canada,

as Administrative Agent

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Re: Norcraft Companies. L.P.

[Date]

Ladies and Gentlemen:

This Interest Election Request (this “Interest Election Request”) is delivered to you pursuant to Section 2.08 of the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Borrower hereby requests that on [                    ]19 (the “Effective Date”):

1. $[            ] of the presently outstanding principal amount of the Loans originally made on [                    ],

2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3. be [converted into] [continued as]: [Eurodollar Loans having an Interest Period of [one] [two] [three] [six] [twelve] month(s)]20 [ABR Loans].

The undersigned hereby certifies that the following statement is true on the date hereof, and will be true on the proposed Effective Date set forth above, both before and after giving effect thereto and to the application of the proceeds therefrom: the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement).

[19]	Shall be a Business Day.
[20]	Shall be subject to the definition of “Interest Period” in the Credit Agreement.

[Signature Page Follows]

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT E

[Form of]

JOINDER AGREEMENT

Reference is made to the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guarantors have entered into the Credit Agreement and the U.S. Security Agreement or the Canadian Security Agreement, as applicable, in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrower;

WHEREAS, [pursuant to Section 5.10(b) of the Credit Agreement, each Subsidiary, except for a Subsidiary expressly excluded by Section 5.10(b) of the Credit Agreement, that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement] [pursuant to Section 5.10(d) of the Credit Agreement the Borrower may designate any Excluded Subsidiary as a Subsidiary Guarantor]. The undersigned Subsidiary (the “New Guarantor”) is executing this Joinder Agreement (this “Joinder Agreement”) to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

1. Guarantee. In accordance with Section 5.10 of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

3. Severability. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or PDF shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

6. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 10.01 of the Credit Agreement.

7. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

EXHIBIT F

[Form of]

LANDLORD ACCESS AGREEMENT

LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT

THIS LANDLORD’S LIEN WAIVER, ACCESS AGREEMENT AND CONSENT (this “Agreement”) is made and entered into as of              , 20     by and between                      , having an office at                      (“Landlord”) and ROYAL BANK OF CANADA, in its capacity as administrative agent and collateral agent for the Secured Parties, having an office at 20 King Street West, 4th Floor, Toronto, Ontario M5H 1C4 (in such capacity and any successor or replacement agents, the “Agent”).

R E C I T A L S:

A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [                    ] (“Lessee”) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).

C. Lessee and certain of Lessee’s affiliates have entered into: a Credit Agreement, dated as of November 14, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent for the Lenders, and as collateral agent for the Secured Parties, pursuant to which the lenders thereto have agreed to make certain loans to the Borrower (collectively, the “Loans”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

D. As security for the payment and performance of Lessee’s obligations under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”), the Agent, for the benefit of the Secured Parties, has been granted a security interest in and lien upon all of Lessee’s personal property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).

E. In order for the Agent and the Lenders under the Credit Agreement to continue making loans or providing other financial accommodations to the Lessee or its affiliates in reliance upon the Personal Property as collateral, the undersigned have executed this Agreement.

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Agent, as follows:

1. Landlord hereby waives and releases in favor of the Agent (i) any contractual landlord’s lien and any other landlord’s lien which it may be entitled to at law or in equity against any Personal Property, (ii) any and all rights granted by or under any present or future laws to levy or distrain for rent or any other charges which may be due to the Landlord against the Personal Property and (iii) any and all claims, liens and demands of every kind which it has or may hereafter have against the Personal Property (including, without limitation, any right to include the Personal Property in any secured financing Landlord may become party to). Landlord acknowledges that the Personal Property is and will remain personal property and not fixtures even though it may be affixed to or placed on the Real Property.

2. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto, (iii) there is no defense, offset, claim or counterclaim by or in favor of Landlord against Lessee under the Lease or against the obligations of Landlord under the Lease and (iv) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of any occurrence of any other default under or in connection with the Lease.

3. Landlord agrees that Agent has the right to remove the Personal Property from the Leased Premises at any time prior to the occurrence of a default under the Lease and, after the occurrence of such a default, during the Standstill Period (as hereinafter defined); provided that Agent shall (1) repair any damage arising from such removal and (2) pay Landlord the basic rental under the Lease (excluding penalties or charges arising out of any default under the Lease or holdover status of the Lessee) to the extent not paid by Lessee, prorated on a per diem basis for each day during the Standstill Period the Agent is occupying the Leased Premises. Landlord further agrees that, during the foregoing periods, Landlord will not (i) remove any of the Personal Property from the Leased Premises or (ii) hinder Agent’s actions in removing Personal Property from the Leased Premises or Agent’s actions in otherwise enforcing its security interest in the Personal Property. Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Agent shall have no obligation to remove the Personal Property from the Leased Premises.

4. Landlord acknowledges and agrees that Lessee’s granting of a security interest in the Personal Property in favor of Agent (for its benefit and the benefit of Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest.

5. Notwithstanding anything to the contrary contained in this Agreement or the Lease, in the event of a default by Lessee under the Lease, Landlord agrees that (i) it shall provide to Agent at the address set forth in the introductory paragraph hereof a copy of any notice of default delivered to Lessee under the Lease and (ii) it shall not exercise any of its remedies against Lessee provided in favor of Landlord under the Lease or at law or in equity until the date which is 90 days after the date the Landlord delivers written notice of such default to Lessee (such 90 day period being referred to as the “Standstill Period”). Agent shall have the right, but not the obligation, during the Standstill Period, to cure any such default and Landlord shall accept any such cure by Agent or Lessee. If, during the Standstill Period, Agent or Lessee or any other Person cures any such default, then Landlord shall rescind the notice of default.

6. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property), and Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises. Notwithstanding that the provisions of this Agreement are self-executing, Landlord agrees, upon request by Agent, to execute and deliver a written acknowledgment confirming the provisions of this Agreement in form and substance satisfactory to Agent.

7. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

8. The provisions of this Agreement shall continue in effect until Landlord shall have received Agent’s written certification that Agent’s security interest has terminated.

9. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

,
as Landlord

By:
Name:
Title:

ROYAL BANK OF CANADA,
as Administrative Agent

By:
Name:
Title:

Schedule A

Description of Real Property

Schedule B

Description of Leases

Lessor	Lessee	Dated	Modification	Location/Property Address

EXHIBIT G

[Form of]

LC REQUEST [AMENDMENT]

[Date]

Royal Bank of Canada,

as Issuing Bank and Administrative Agent

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attention: Manager, Agency Services Group

Ladies and Gentlemen:

We hereby request that Royal Bank of Canada, as Issuing Bank under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties, [issue] [amend] [renew] [extend] [a] [an existing] [Standby] [Commercial] Letter of Credit for the account of the undersigned21 on             , 20    22 (the “Date of [Issuance][Amendment][Renewal] [Extension]”)23 in the aggregate stated amount of $            . [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in Dollars. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The beneficiary of the requested Letter of Credit [will be] [is]                     24, and such Letter of Credit [will be] [is] in support of                     25 and [will have] [has] a stated expiration date of                     , 20    26. [Describe the nature of the amendment, renewal or extension.]

[21]	If the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.
[22]	Date of lssuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 11:00 a.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).
[23]	Shall be a Business Day.
[24]	Insert name and address of beneficiary.
[25]	Insert description of the obligation to which it relates in the case of Standby Letters of Credit and a description of the commercial transaction which is being supported in the case of Commercial Letters of Credit.
[26]	Shall not be later than the close of business on the Letter of Credit Expiration Date.

We hereby certify that:

(1) At the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default will have occurred and be continuing.

(2) Each of the representations and warranties made by any Loan Party set forth in any Loan Document will be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”, after giving effect to such qualification, will be true and correct in all respects) on the Date of [Issuance][Amendment][Renewal] [Extension] and with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(3) After giving effect to the request herein, (i) the LC Exposure will not exceed the LC Commitment and (ii) the total Revolving Exposure will not exceed the lesser of (A) the total Revolving Commitments and (B) the Borrowing Base then in effect.

[Signature Page Follows]

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT H

[Form of]

INTERCREDITOR AGREEMENT

EXHIBIT I-1

[Form of]

U.S. MORTGAGE

EXHIBIT I-2

[Form of]

CANADIAN MORTGAGE

EXHIBIT J-1

[Form of]

REVOLVING NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to                     (the “Lender”) on the Revolving Maturity Date, in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)         DOLLARS ($            ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.14(a) of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

The holder of this Revolving Note (this “Note”) may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal thereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among Borrower, NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties, is subject to the provisions thereof and is subject to optional and mandatory prepayments in whole or in part as provided therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

NORCRAFT COMPANIES, L.P., as Borrower
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT J-2

[Form of]

SWINGLINE NOTE

$	New York, New York
[Date]

FOR VALUE RECEIVED, the undersigned, NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to                     (the “Lender”) on the Revolving Maturity Date, in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                     ($            ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.14(a) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in Section 2.06 of the Credit Agreement.

The holder of this Swingline Note (this “Note”) may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of the Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among Borrower, NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties, is subject to the provisions thereof and is subject to optional and mandatory prepayments in whole or in part as provided therein. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

NORCRAFT COMPANIES, L.P., as Borrower
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT K-1

[Form of]

PERFECTION CERTIFICATE

November 14, 2013

Reference is hereby made to (i) the Credit Agreement (the “Term Agreement”), dated as of the date hereof (the “Original Closing Date”), by and among Norcraft Companies, L.P. (the “Borrower”), the Lenders party thereto, Royal Bank of Canada, as Administrative Agent and Collateral Agent (in such capacities, the “Term Agent”), and, after the occurrence of the “Term Closing Date” (used herein as “Closing Date” is defined in the Term Agreement), the Guarantors party thereto; (ii) the U.S. Security Agreement (the “U.S. Term Security Agreement”), to be dated on or around the Term Closing Date, by and among the Borrower, the Guarantors party thereto and the Term Agent; (iii) the Canadian Security Agreement (the “Canadian Term Security Agreement” and together with the U.S. Term Security Agreement, the “Term Security Agreements”), to be dated on or around the Term Closing Date, by and among Norcraft Canada Corporation and the Term Agent; (iv) the Credit Agreement (the “ABL Agreement” and, together with the Term Agreement, the “Credit Agreements”), dated as of the date hereof, by and among the Borrower, the Guarantors party thereto, the Lenders party thereto and Royal Bank of Canada, as Swingline Lender, Issuing Bank, Administrative Agent and Collateral Agent (in its capacities as Administrative Agent and Collateral Agent, the “ABL Agent” and, together with the Term Agent, the “Agents”); (v) the U.S. Security Agreement (the “U.S. ABL Security Agreement”), dated as of the date hereof, by and among the Borrower, the Guarantors party thereto and the ABL Agent; and (vi) the Canadian Security Agreement (the “Canadian ABL Security Agreement” and together with the U.S. ABL Security Agreement, the “ABL Security Agreements”), dated as of the date hereof, by and among Norcraft Canada Corporation and the ABL Agent.

The Term Security Agreements and the ABL Security Agreements are collectively referred to herein as the “Security Agreements”. Each reference to “Collateral” herein shall refer to both (i) the Collateral (as defined in the Term Agreement) that will secure the Term Agreement after the occurrence of the Term Closing Date and (ii) the Collateral (as defined in the ABL Agreement) as of the Original Closing Date. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreements and/or the Security Agreements, as context dictates.

As used herein, the term “Companies” means the Borrower, Norcraft Canada Corporation, Norcraft Intermediate Holdings, L.P. and Norcraft Finance Corp.

The undersigned hereby certify to the Agents as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any similar organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between November 14, 2008 and the date hereof. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time between November 14, 2008 and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations.

(a) The chief executive office of each Company is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where each Company maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business of each Company.

(d) Set forth in Schedule 2(d) hereto are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

(e) Set forth in Schedule 2(e) hereto are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3. Prior Locations.

(a) Set forth in Schedule 3(a) is the information required by Schedule 2(a), Schedule 2(b) or Schedule 2(c) with respect to each location or place of business previously maintained by each Company at any time during the past four months.

(b) Set forth in Schedule 3(b) is the information required by Schedule 2(d) or Schedule 2(e) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment having an aggregate value in excess of $100,000 USD has been previously held at any time during the past twelve months.

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto, all material Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. File Search Reports. Attached hereto as Schedule 5 is a true and accurate summary of file search reports from (A) as to each United States Company, the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which each such Company purchased or otherwise acquired any of the Collateral; and (B) as to Norcraft Canada Corporation, the Personal Property Security Act filing offices (i) in each jurisdiction identified in Section 1(a) with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which Norcraft Canada Corporation purchased or otherwise acquired any of the Collateral.

6. UCC and PPSA Filings.27

(a) The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 6(a) relating to the applicable ABL Security Agreement or the applicable Mortgage delivered pursuant to the ABL Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.

(b) The financing statements (duly authorized by each Company constituting the debtor therein to be filed upon the occurrence of the Term Closing Date), including the indications of the collateral, attached as Schedule 6(b) relating to the applicable Term Security Agreement or the applicable Mortgage delivered pursuant to the Term Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof; provided, such financing statements will not be filed until the occurrence of the Term Closing Date.

7. Schedule of Filings. Attached hereto as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 6, (ii) the appropriate filing offices for the filings described in Schedule 12(c) and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the applicable Security Agreement) granted to the Agents to the extent required by the Collateral Documents on the respective dates such security interests are granted. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Agents to the extent required by the Collateral Documents.

8. Real Property.

(a) Attached hereto as Schedule 8(a) is a list of all real property owned or leased by each Company including common names, addresses and uses.

(b) (i) Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the owned real property described on Schedule 8(a) and (ii) no Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions except that could not reasonably be expected to result in a Material Adverse Effect.

(c) Attached hereto as Schedule 8(c) is a list of all options and rights of first refusal granted to third parties in respect of any of the Mortgaged Property (other than options for renewal under any lease, sublease or similar agreement).

[27]	Real estate filings to be drafted and made post-closing in accordance with the Credit Agreements.

9. Termination Statements.

(a) Attached hereto as Schedule 9(a) are termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein. Such termination statements are duly authorized to be filed on the Original Closing Date.

(b) Attached hereto as Schedule 9(c) are termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 9(b) hereto with respect to each Lien described therein. Such termination statements are duly authorized to be filed upon the occurrence of the Term Closing Date.

10. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 10(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest, as applicable, of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, as applicable. Also set forth on Schedule 10(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

11. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 11 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, in each case having an aggregate principal amount or evidencing an amount payable in excess of $50,000 USD, held by each Company, including all such intercompany notes between or among any two or more Companies.

12. Intellectual Property.

(a) Attached hereto as Schedule 12(a) is a schedule setting forth all of each Company’s Patents, Trademarks, Industrial Designs and Intellectual Property Licenses (each as defined in the applicable Security Agreement) with respect to Patents, Trademarks and Industrial Designs registered with the United States Patent and Trademark Office or Canadian Intellectual Property Office.

(b) Attached hereto as Schedule 12(b) is a schedule setting forth all of each Company’s United States and Canadian Copyrights (as defined in the applicable Security Agreement) and Intellectual Property Licenses with respect to Copyrights registered with the United States Copyright Office or Canadian Intellectual Property Office.

(c) Intellectual Property Security Agreements.

(i) Attached hereto as Schedule 12(c)(i) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office are the filings necessary to preserve, protect and perfect the security interests in the United States and Canadian Trademarks, Patents, Industrial Designs, Copyrights and Intellectual Property Licenses set forth on Schedule 12(a) and Schedule 12(b) granted on the Original Closing Date under the ABL Security Agreements, including duly signed copies of each applicable Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement.

(ii) Attached hereto as Schedule 12(c)(ii) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office are the filings necessary to preserve, protect and perfect the security interests in the United States and Canadian Trademarks, Patents, Industrial Designs, Copyrights and Intellectual Property Licenses set forth on Schedule 12(a) and Schedule 12(b) to be granted upon the occurrence of the Term Closing Date under the Term Security Agreements, including forms of each applicable Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement.

13. Commercial Tort Claims. Attached hereto as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the applicable Security Agreement) held by each Company (other than Norcraft Canada Corporation) where the amount of damages claimed by the applicable Company exceeds $500,000 USD, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

[The Remainder of This Page Has Been Intentionally Left Blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

By:
Name:
Title:

NORCRAFT FINANCE CORP.

By:
Name:
Title:

NORCRAFT CANADA CORPORATION

By:
Name:
Title:

EXHIBIT K-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

This Perfection Certificate Supplement, dated as of [            ], 20[    ] is delivered pursuant to (i) Section 5.12(b) of the Credit Agreement, dated as of November 14, 2013 (as amended, amended and restated, supplemented, extended or otherwise modified through the date hereof, the “Term Agreement”), among Norcraft Companies, L.P. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto (the “Term Lenders”), Royal Bank of Canada, as Administrative Agent and Collateral Agent for the Term Lenders (in such capacities, the “Term Agent”) and each of the other parties thereto and (ii) Section 5.12(b) of the Credit Agreement, dated as of November 14, 2013 (as amended, amended and restated, supplemented, extended or otherwise modified through the date hereof, the “ABL Agreement” and, together with the Term Agreement, the “Credit Agreements”), among the Borrower, the Guarantors party thereto, the Lenders party thereto (the “ABL Lenders”), Royal Bank of Canada, as Swingline Lender, Issuing Bank, Administrative Agent and as Collateral Agent (in its capacities as Administrative Agent and Collateral Agent for the ABL Lenders, the “ABL Agent” and, together with the Term Agent, the “Agents”) and each of the other parties thereto.

The Security Agreements (as defined in the Term Agreement) and the Security Agreements (as defined in the ABL Agreement) are collectively referred to herein as the “Security Agreements”. As used herein, the term “Companies” means the Borrower, Norcraft Canada Corporation, Norcraft Intermediate Holdings, L.P., Norcraft Finance Corp. and each other Subsidiary Guarantor, if any. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreements and/or the Security Agreements, as context dictates.

The undersigned hereby certify to the Agents that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on November 14, 2013 (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:

1. Names. (a) Except as listed on Schedule 1(a) attached hereto and made a part hereof, (x) Schedule 1(a) to the Prior Perfection Certificate sets forth the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any similar organizational document; (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Except as listed on Schedule 1(b) attached hereto and made a part hereof, set forth in Schedule 1(b) of the Prior Perfection Certificate is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

2. Current Locations. (a) Except as listed on Schedule 2(a) attached hereto and made a part hereof, the chief executive office of each Company is located at the address set forth in Schedule 2(a) of the Prior Perfection Certificate.

(b) Except as listed on Schedule 2(b) attached hereto and made a part hereof, set forth in Schedule 2(b) of the Prior Perfection Certificate are all locations where each Company maintains any books or records relating to any Collateral.

(c) Except as listed on Schedule 2(c) attached hereto and made a part hereof, set forth in Schedule 2(c) of the Prior Perfection Certificate are all the other places of business of each Company.

(d) Except as listed on Schedule 2(d) attached hereto and made a part hereof, set forth in Schedule 2(d) of the Prior Perfection Certificate are all other locations where each Company maintains any of the Collateral consisting of inventory or equipment not identified above.

(e) Except as listed on Schedule 2(e) attached hereto and made a part hereof, set forth in Schedule 2(e) of the Prior Perfection Certificate are the names and addresses of all persons or entities other than each Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment.

3. [Intentionally omitted].

4. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 4 attached hereto and on Schedule 4 to the Prior Perfection Certificate, all material Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

5. [Intentionally omitted].

6. UCC and PPSA Filings. Except as listed on Schedule 6 attached hereto and made a part hereof, the financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral relating to the applicable Security Agreement or the applicable Mortgage, are set forth in Schedule 6 (including sub-schedules thereof) of the Prior Perfection Certificate and are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 7 hereto and thereto.

7. Schedule of Filings. Except as listed on Schedule 7 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 7 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto and thereto as Schedule 6, (ii) the appropriate filing offices for the filings described in Schedule 12(c) hereto and thereto and (iii) any other actions required to create, preserve, protect and perfect the security interests in the Pledged Collateral (as defined in the applicable Security Agreement) granted to the Agents to the extent required by the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Pledged Collateral granted to the Agents to the extent required by the Collateral Documents.

8. Real Property. Except as listed on Schedule 8(a) attached hereto and made a part hereof, Schedule 8(a) to the Prior Perfection Certificate is a list of all real property owned or leased by each Company including common names, addresses and uses. Except as described on Schedule 8(b) attached hereto, no Company has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the owned real property described on Schedule 8(a) of the Prior Perfection Certificate or Schedule 8(a) hereof, other than those listed on Schedule 8(b) of the Prior Perfection Certificate, and no

Company has any Leases which require the consent of the landlord, tenant or other party thereto to the Transactions except that could not reasonably be expected to result in a Material Adverse Effect. Except as described on Schedule 8(c) attached hereto, no Company has granted any options or rights of first refusal to third parties in respect of any of the Mortgaged Property (other than options for renewal under any lease, sublease or similar agreement), other than those listed on Schedule 8(c) of the Prior Perfection Certificate.

9. [Intentionally omitted].

10. Stock Ownership and Other Equity Interests. Except as listed on Schedule 10(a) attached hereto and made a part hereof, Schedule 10(a) to the Prior Perfection Certificate is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest, as applicable, of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests, as applicable. Except as set forth on Schedule 10(b) attached hereto and made a part hereof, Schedule 10(b) to the Prior Perfection Certificate sets forth each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

11. Instruments and Tangible Chattel Paper. Except as listed on Schedule 11 attached hereto and made a part hereof, Schedule 11 to the Prior Perfection Certificate is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness, in each case having an aggregate principal amount or evidencing an amount payable in excess of $50,000 USD, held by each Company, including all such intercompany notes between or among any two or more Companies.

12. Intellectual Property. (a) Except as listed on Schedule 12(a) attached hereto and made a part hereof, Schedule 12(a) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s Patents, Trademarks, Industrial Designs and Intellectual Property Licenses (each as defined in the applicable Security Agreement) with respect to Patents, Trademarks and Industrial Designs registered with the United States Patent and Trademark Office or Canadian Intellectual Property Office.

(b) Except as listed on Schedule 12(b) attached hereto and made a part hereof, Schedule 12(b) to the Prior Perfection Certificate is a schedule setting forth all of each Company’s United States and Canadian Copyrights (as defined in the applicable Security Agreement) and Intellectual Property Licenses with respect to Copyrights registered with the United States Copyright Office or Canadian Intellectual Property Office.

(c) Except as attached hereto and made a part hereof as Schedule 12(c), attached to the Prior Perfection Certificate as Schedule 12(c) (including sub-schedules thereof) in proper form for filing with the United States Patent and Trademark Office, United States Copyright Office or Canadian Intellectual Property Office are the filings necessary to preserve, protect and perfect the security interests in the United States and Canadian Trademarks, Patents, Industrial Designs, Copyrights and Intellectual Property Licenses set forth on Schedule 12(a) and Schedule 12(b) hereto and thereto, including duly signed copies of each applicable Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement.

13. Commercial Tort Claims. Except as listed on Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and correct list of all Commercial Tort Claims (as defined in the applicable Security Agreement) held by each Company (other than Norcraft Canada Corporation) where the amount of damages claimed by the applicable Company exceeds $500,000 USD, including a brief description thereof.

14. Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed on Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Company, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate Supplement as of the date first set forth above.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

By:
Name:
Title:

NORCRAFT FINANCE CORP.

By:
Name:
Title:

NORCRAFT CANADA CORPORATION

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	Jurisdiction of Formation

[1]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Guarantor	Prior Name	Date of Change

Schedule 2(a)

Chief Executive Offices

Company/Guarantor	Address	County	State

Schedule 2(b)

Location of Books

Company/Guarantor	Address	County	State

Schedule 2(c)

Other Places of Business

Company/Guarantor	Address

Schedule 2(d)

Additional Locations of Equipment and Inventory

Entity	Company/Guarantor	Address	County	State

Schedule 2(e)

Locations of Collateral in Possession of Persons Other Than Company or Any Subsidiary

Entity	Company/Guarantor	Name of Entity in Possession of Collateral/Capacity of such Entity	Address/Location of Collateral	County	State

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Company/Guarantor	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 6

Copy of Financing Statements To Be Filed

See attached.

Schedule 7

Filings/Filing Offices

Type of Filing[29]	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

Other Actions

[29]	UCC-1 or PPSA financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 8(a)

Real Property

Entity of Record	Location Address	Owned or Leased	Landlord/Owner if Leased	Filing Office if Mortgaged Property	Description of Lease Documents

Schedule 8(b)

Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Arrangements

Schedule 8(c)

Options and Rights of First Refusal

Schedule 10

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 11

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Schedule 12(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 12(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 12(c)

Intellectual Property Filings

Schedule 13

Commercial Tort Claims

Schedule 14

Deposit Accounts, Securities Accounts and Commodity Accounts

Entity	Bank/Firm	Address	Account #	Account Type

EXHIBIT L-1

[Form of]

U.S. SECURITY AGREEMENT

[Provided Under Separate Cover]

EXHIBIT L-2

[Form of]

CANADIAN SECURITY AGREEMENT

[Provided Under Separate Cover]

EXHIBIT M

[Form of]

INTERCOMPANY NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This Intercompany Note (this “Note”) is an Intercompany Note referred to in the asset-based revolving Credit Agreement (as amended, modified or supplemented from time to time, the “ABL Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., the other Loan Parties party thereto, the Lenders party thereto (the “ABL Lenders”) and ROYAL BANK OF CANADA, as administrative agent (in such capacity, “ABL Administrative Agent”) for the ABL Lenders and in the term loan credit agreement (as amended, modified or supplemented from time to time, the “Term Loan Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., the other Loan Parties party thereto, the Lenders party thereto (the “Term Lenders”) and ROYAL BANK OF CANADA, as administrative agent for the Term Lenders (in such capacity, “Term Administrative Agent” and, together with the ABL Credit Agreement, the “Credit Agreements”) (capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreements), and is subject to the terms thereof, and shall be pledged by each Payee pursuant to each U.S. Security Agreement or each Canadian Security Agreement, as applicable, to the extent required pursuant to the terms thereof.

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower or any Guarantor shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations (as defined in the ABL Credit Agreement) (the “ABL Obligations”) and all Secured Obligations (as defined in the Term Loan Credit Agreement) (the “Term Obligations” and together with the ABL Obligations, hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note other than in the form of (i) common equity securities of the applicable Payor which do not contain mandatory redemption cash payment obligations or require cash dividend payments or distributions or are or become convertible into or exchangeable for Indebtedness (as defined in the ABL Credit Agreement) until 91-days after payment in full in cash of the Senior Obligations or (ii) notes or other debt securities issued in substitution of all or any portion of this Note that are subordinated to the payment in full in cash of the Senior Obligations at least to the same extent as this Note is subordinated to the payment of the Senior Obligations (such securities being hereinafter referred to a “Restructured Securities”) and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than pursuant to Restructured Securities) shall be made to the holders of Senior Indebtedness;

(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness or a Cash Dominion Period (as defined in the ABL Credit Agreement) has occurs and is in effect under the ABL Credit Agreement , then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of the provisions of this Note before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the ABL Administrative Agent, the Issuing Bank, the ABL Lenders, the Term Administrative Agent and the Term Lenders and the ABL Administrative Agent, the Issuing Bank, the ABL Lenders, the Term Administrative Agent and the Term Lenders are obligees under this Note to the same extent as if their names were written herein as such and the ABL Administrative Agent may, on behalf of itself, the Issuing Bank and the ABL Lenders, and the Term Administrative Agent may, on behalf of itself and the Term Lenders, proceed to enforce the subordination provisions herein.

The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor to any Payee other than Borrower or any Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

This Note as between each Payor and each Payee may contain additional terms pursuant to any intercompany loan agreement between them; provided that no such additional terms shall affect the subordination of this Note in favor of the ABL Administrative Agent, the Issuing Bank, the ABL Lenders, the Term Administrative Agent and the Term Lenders without the prior written approval of each ABL Administrative Agent and the Term Administrative Agent.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

[Signature Page Follows]

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

NORCRAFT INTERMEDIATE HOLDINGS, L.P.

By:
Name:
Title:

NORCRAFT FINANCE CORP.

By:
Name:
Title:

NORCRAFT CANADA CORPORATION

By:
Name:
Title:

[ANY OTHER SUBSIDIARIES OF INTERMEDIATE HOLDINGS]

By:
Name:
Title:

EXHIBIT N

[Form of]

NON-BANK CERTIFICATE

Reference is made to the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of November 14, 2013, among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), NORCRAFT INTERMEDIATE HOLDINGS, L.P., a Delaware limited partnership (“Intermediate Holdings”), the Subsidiary Guarantors, the Lenders, RBC CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION, as joint lead arrangers and joint bookrunners (in such capacities, individually, “Arranger” and collectively the “Arrangers”), and ROYAL BANK OF CANADA, as swingline lender, as issuing bank, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders, and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned is not (i) a bank (as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

[ADDRESS]

Dated:             , 20

EXHIBIT O

[Form of]

SOLVENCY CERTIFICATE

OF NORCRAFT COMPANIES, L.P.

AND ITS SUBSIDIARIES

[Date]

Pursuant to the Credit Agreement, dated as of November 14, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among NORCRAFT COMPANIES, L.P., a Delaware limited partnership (“Borrower”), the other Loan Parties party thereto, the Lenders party thereto and ROYAL BANK OF CANADA, as administrative agent for the Lenders, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Borrower or the general partner of the Borrower, and not individually, as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

2.	As of the date hereof, after giving effect to the Transactions, including the consummation of the IPO and the making of the Initial Loans (as defined in the Term Loan Credit Agreement), the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

3.	“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Borrower or the general partner of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

NORCRAFT COMPANIES, L.P.
By:	NORCRAFT GP, L.L.C., its general partner

By:
Name:
Title:

EXHIBIT P

[Form of]

BORROWING BASE CERTIFICATE

The undersigned, a duly authorized officer of Norcraft Companies, L.P., a Delaware limited partnership (the “Borrower”), or the general partner of the Borrower, does hereby certify on behalf of the Borrower, to the best of his knowledge after due inquiry, that the information contained in this certificate is complete and correct as of             , 20    .

(1)	Eligible Accounts (from Schedule 1 hereto)

(2)	Eligible Inventory (from Schedule 2 hereto)

(3)	Ninety percent (90%) of Line (1)

(4)	Lesser of (i) Seventy percent (70%) of Line (2) or (ii) Eighty-five percent (85%) of Net Recovery Cost Percentage multiplied by Line (2)

(5)	Qualified Cash

(6)	Availability Reserve, equal to $4,000,000

(7)	Any other Reserves established by Administrative Agent in the exercise of its Permitted Discretion

(8)	Borrowing Base: Line (3) plus Line (4) plus Line (5) minus Line (6) and minus Line (7)

(9)	Total Revolving Commitments

(10)	Aggregate amount of Revolving Exposure

(11)	Borrowing Availability: lesser of Lines (8) and (9) minus Line (10)

[Remainder of Page Intentionally Left Blank]

[Signature Pages – Norcraft Credit Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of the date first written above.

NORCRAFT COMPANIES, L.P.
By: NORCRAFT GP, L.L.C., its general partner

Name:
Title:

SCHEDULE 1

ELIGIBLE ACCOUNTS

Gross Accounts (as of last month-end)

Returns, discounts, claims, rebates, offsets, credits, charges and allowances

Other adjustments

Sub-total

Ineligibles and Deductions:

(i)	Accounts not properly secured (Section 2.20(a)(i))

(ii)	Accounts not owned by proper party (Section 2.20(a)(ii))

(iii)	Accounts Debtors not U.S. or Canadian person (Section 2.20(a)(iii))

(iv)	Accounts payable in anything other than an Approved Currency (Section 2.20(a)(iv))

(v)	Accounts not in ordinary course (Section 2.20(a)(v))

(vi)	Accounts materially not in compliance with applicable law (Section 2.20(a)(vi))

(vii)	Accounts in some way contingent (Section 2.20(a)(vii))

(viii)	Accounts subject to counterclaim to the extent of the counterclaim (Section 2.20(a)(viii))

(ix)	Accounts not bona fide (Section 2.20(a)(ix))

(x)	Accounts with improper invoicing (Section 2 .20(a)(x))

(xi)	Accounts arising from sale to employee or affiliate to the extent that the aggregate amount of any such Accounts exceeds $100,000 (excluding any Account of an Account Debtor that is an affiliate solely on the basis that it is a portfolio company of any Sponsor) (Section 2.20(a)(xi))

(xii)	Accounts with potential offsets to the extent of the potential offset (Section 2.20(a)(xii))

(xiii)	COD Accounts (Section 2.20(a)(xiii))

(xiv)	Defaulted Accounts (Section 2.20(a)(xiv))

(xv)	Accounts from debtors for whom 50% or more of other Accounts are ineligible by reason of other clauses (Section 2.20(a)(xv))

(xvi)	Accounts as to which representations or warranties in the Loan Documents are untrue in any material respect (or, with respect to representations or warranties that are qualified by materiality, after giving effect to such qualification, any of such representations and warranties are untrue) (Section 2.20(a)(xvi))

(xvii)	Accounts evidenced by judgment, Instrument or Chattel Paper (Section 2.20(a)(xvii))

(xviii)	Accounts exceeding credit limits (Section 2.20(a)(xviii))

(xix)	Accounts on which the Account Debtor is a Governmental Authority (Section 2.20(a)(xix))

Other reserves and deductions

Total Ineligibles/Deductions

Eligible Accounts

SCHEDULE 2

ELIGIBLE INVENTORY

Inventory (as of last quarterly report of audit)

Book Value Additions

Book Value Disposals

Subtotal

Ineligibles and Deductions:

(i)	Inventory not properly secured (Section 2.20(b)(i))

(ii)	Inventory not properly located (Section 2.20(b)(ii))

(iii)	Inventory on consignment (Section 2.20(b)(iii))

(iv)	Inventory not in U.S. or Canada or in transit (other than Eligible In-Transit Inventory) (Section 2.20(b)(iv))

(v)	Inventory with negotiable document of title (Section 2.20(b)(v))

(vi)	Inventory to be returned (Section 2.20(b)(vi))

(vii)	Inventory unfit for sale (Section 2.20(b)(vii))

(viii)	Inventory consisting of display items or shipping or packing materials (Section 2.20(b)(viii))

(ix)	Inventory not in ordinary course (Section 2.20(b)(ix))

(x)	Inventory that breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents in any material respect (or, with respect to representations or warranties that are qualified by materiality, after giving effect to such qualification, breaches any of such representations and warranties) (Section 2.20(b)(x))

(xi)	Inventory consisting of Hazardous Material (Section 2.20(b)(xi))

(xii)	Inventory that is subject to any licensing arrangement (Section 2.20(b)(xii))

(xiii)	Inventory not covered by casualty insurance (Section 2.20(b)(xiii))

Other reserves and deductions

Total Ineligibles/Deductions

Total Eligible Inventory